UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material under Rule 14a-12
 Multimedia Games Holding Company, Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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December 12, 2012
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of Multimedia Games Holding Company, Inc., a Texas corporation, to be held on January 30, 2013 at 10:00 a.m. local time, at our corporate office, located at 206 Wild Basin Road South, Building B, Austin, Texas 78746. During the meeting, we will discuss each item of business described in the Proxy Statement following this letter. We hope you will be able to attend the meeting. If you would like to obtain directions to attend the Annual Meeting, please contact reception at (512) 334-7500.
The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter. A copy of our Annual Report to Shareholders for the fiscal year ended September 30, 2012 is also enclosed for your information.
Whether or not you expect to attend, please vote your proxy so your shares will be represented at the meeting.
Respectfully yours,
/s/ Patrick J. Ramsey
Patrick J. Ramsey
President and Chief Executive Officer

NOTICE OF
2013 ANNUAL MEETING OF SHAREHOLDERS
JANUARY 30, 2013
December 12, 2012
Dear Shareholder:
The 2013 Annual Meeting of Shareholders of Multimedia Games Holding Company, Inc., a Texas corporation, will be held on January 30, 2013, at 10:00 a.m. local time, at our corporate office, located at 206 Wild Basin Road South, Building B, Austin, Texas 78746. Shareholders will be asked to:

1.
Elect the following nominees as directors to serve for the ensuing year and until their respective successors are elected and qualified: Stephen J. Greathouse, Neil E. Jenkins, Michael J. Maples, Sr., Justin A. Orlando, Patrick J. Ramsey, Robert D. Repass, and Timothy S. Stanley;

2.	Cast an advisory vote on executive compensation;

3.	Ratify the appointment of BDO USA, LLP as our independent registered public accountants for our fiscal year ending September 30, 2013; and

4.	Transact any other business that properly comes before the meeting.
The record date for the Annual Meeting is December 3, 2012. If you held shares of Multimedia Games Holding Company, Inc. at the close of business on that date, you are entitled to vote at and attend the Annual Meeting, and at any adjournment, continuation or postponement of the Annual Meeting. A complete list of shareholders entitled to vote will be available for inspection by any shareholder, for any purpose relating to the meeting, during normal business hours at our principal executive offices, 206 Wild Basin South, Building B, Austin, Texas, 78746, for ten days prior to the annual meeting.
Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting.
By order of the Board of Directors,
/s/ Adam Chibib

Adam Chibib
Interim Corporate Secretary

MULTIMEDIA GAMES HOLDING COMPANY, INC. 206 WILD BASIN ROAD SOUTH, BUILDING B
AUSTIN, TEXAS 78746
(512) 334-7500
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 30, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 30, 2013

Our Notice of 2013 Annual Meeting of Shareholders, Proxy Statement and Annual Report to
Shareholders are available at www.proxyvote.com or on the Company’s website at http://ir.multimediagames.com/annuals.cfm in the “Investor Relations - Financial Information” section. Information on our website, including information in other documents referred to in this Proxy Statement, does not constitute part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING AND VOTING

Q.	Why am I receiving these materials?

A.
This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being furnished to the shareholders by the Board of Directors of Multimedia Games Holding Company, Inc. (the "Company") to solicit your proxy to vote at the 2013 Annual Meeting of Shareholders to be held on January 30, 2013 at 10:00 a.m. local time, at our corporate office, located at 206 Wild Basin Road South, Building B, Austin, Texas 78746.

This Proxy Statement summarizes the information you need to vote at the 2013 Annual Meeting. You do not need to attend the meeting to vote your shares. You may return the enclosed proxy card by mail. You may also vote by telephone or via the Internet, as detailed below. If your shares are held in “street name”, you may have voting instructions enclosed, rather than a proxy card.
We will begin mailing this Proxy Statement, along with the proxy card and our Annual Report for the year ended September 30, 2012, on or about December 18, 2012.
We have requested that banks, brokerage firms and other nominees who hold common stock on behalf of the beneficial owners of the common stock (such stock is often referred to as being held in “street name”) as of the close of business on December 3, 2012 to forward these materials, together with a proxy card or voting instruction card, to those beneficial owners. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Q.	What materials am I receiving?

A.	You are receiving:
1.    this Proxy Statement for the 2013 Annual Meeting,
2.    the proxy card or voting instruction form for the 2013 Annual Meeting, and
3.    the Company's Annual Report for the year ended September 30, 2012.

Q.	What is the purpose of the 2013 Annual Meeting?

A.	At the 2013 Annual Meeting, including any adjournment, continuation or postponement thereof, the shareholders of the Company will be asked to consider and vote upon three proposals:

1.
Elect the following nominees as directors to serve for the ensuing year and until their respective successors are elected and qualified: Stephen J. Greathouse, Neil E. Jenkins, Michael J. Maples, Sr., Justin A. Orlando, Patrick J. Ramsey, Robert D. Repass, and Timothy S. Stanley;

2.	Cast an advisory vote on executive compensation; and

3.	Ratify the appointment of BDO USA, LLP as our independent registered public accountants for our fiscal year ending September 30, 2013.
Other than matters incident to the conduct of the 2013 Annual Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the 2013 Annual Meeting. If any other business is properly brought before the 2013 Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.

Q.	What does the Board Recommend?

A.	Our Board recommends that you vote:

•	“FOR” the election of each of the named nominees to the Board;

•
“FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption "Executive Compensation" of this Proxy Statement; and

•	“FOR” the ratification of BDO USA, LLP as our independent registered public accountants for our fiscal year ending September 30, 2013.

Q.	How do I attend the 2013 Annual Meeting? What do I need to bring?

A.
All shareholders are invited to attend the 2013 Annual Meeting. To attend the 2013 Annual Meeting, you will need to bring an admission ticket, and you may be asked to provide valid photo identification. If you are a registered shareholder, the top half of your proxy card is your admission ticket.

•
If you hold your shares through a broker or otherwise in street name, please bring a copy of the voting instruction form received from your broker, a brokerage statement reflecting ownership as of the record date of December 3, 2012, a letter from your broker, or other evidence of stock ownership as of the record date.

•	If you are an employee, you can show your employee badge.

•
In addition, most shareholders can print an admission ticket at www.proxyvote.com. If you would like to obtain directions to attend the Annual Meeting and vote in person, please contact reception at (512) 334-7500. Please note that cameras, recording equipment and other similar electronic devices, large bags and packages will not be allowed into the meeting and will need to be checked at the door.

Q.	Who is entitled to vote at the Annual Meeting?

A.
Record holders of common stock at the close of business on December 3, 2012 may vote at the 2013 Annual Meeting. On December 3, 2012, 28,373,542 shares of common stock were outstanding and eligible to vote. Each share of common stock is entitled to one vote on each matter submitted for shareholder approval. The shares of common stock in our treasury on that date will not be voted.

Q.	How do I vote?

A.	If you hold shares directly in your own name and are the holder of record, you have four voting options. You may vote using one of the following methods:
Internet. You can vote over the Internet by accessing the website at www.proxyvote.com, and following the instructions on the website. Internet voting is available 24 hours a day until 11:59 pm Eastern Time on January 29, 2013. If you vote over the Internet, do not return your proxy card.
Telephone. If you hold shares directly in your own name and are the holder of record, you can vote by telephone by calling the toll-free number (800) 690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 pm Eastern Time on January 29, 2013.
Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this Proxy Statement.
In Person. You may come to the 2013 Annual Meeting and cast your vote there. We will have ballots available at the meeting. We recommend that you vote by proxy even if you plan to attend the 2013 Annual Meeting so that your vote will be counted if you later decide not to attend the 2013 Annual Meeting.
If your shares are held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed. You may also cast your vote in person at the 2013 Annual Meeting, but you must request a legal proxy from your broker or nominee and bring the legal proxy to the meeting.

If you return your signed proxy card or use Internet or telephone voting before the 2013 Annual Meeting, we will vote your shares as you direct. You have three choices on each director nominee and the other matters to be voted upon. You may vote (or abstain) by choosing FOR, AGAINST or ABSTAIN.
If you are a shareholder of record and you return a proxy card through the mail, Internet or telephone but do not specify how you want to vote your shares, we will vote them FOR the election of each of the seven director nominees set forth in this Proxy Statement, FOR the compensation paid to our named executive officers, and FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm.

Q.	What if I change my mind after I vote my shares?

A.	If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the 2013 Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary, Multimedia Games Holding Company, Inc., 206 Wild Basin Road South, Building B, Austin, Texas 78746;

•	Submitting a properly signed proxy with a later date; or

•	Voting by telephone or the Internet at a time following your prior telephone or Internet vote. To be effective, we must receive the revocation of your vote at or prior to the 2013 Annual Meeting.
You also may revoke your proxy by voting in person at the 2013 Annual Meeting. You also may be represented by another person at the 2013 Annual Meeting by executing a proper proxy designating that person. If your shares are held in street name, you should follow the instructions provided by your broker or nominee.

Q.	What does it mean if I receive more than one proxy card?

A.
It means you have multiple accounts at the transfer agent and/or with banks or brokers. Please vote all of your accounts. If you would like to consolidate multiple accounts at our transfer agent, please contact American Stock Transfer & Trust Co., LLC at (800) 937-5449.

Q.	What will happen if I do not vote my shares?

A.
If you are a shareholder of record and you do not vote according to the instructions described on your proxy card, your shares will not be voted at the Annual Meeting. If your shares are held in street name, your brokerage firm may vote your shares on those proposals where it has discretion to vote. Under the rules of various securities exchanges, your broker generally may vote on routine matters but cannot vote on non-routine matters. If you do not give instructions on how to vote your shares on a non-routine matter, your broker will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is generally referred to as a “broker non-vote.” Of the proposals to be considered at the 2013 Annual Meeting, only the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm is considered a routine matter on which your broker has the discretion to vote your shares without your instructions.

Q.	How many shares must be present to hold the 2013 Annual Meeting?

A.
A majority of Multimedia Games Holding Company, Inc.'s outstanding common shares as of the record date must be present at the 2013 Annual Meeting in person or by proxy in order to hold the 2013 Annual Meeting and conduct business. This is called a quorum. Shares that constitute abstentions and broker non-votes will be counted as present at the 2013 Annual Meeting for the purpose of determining a quorum.

Q.	How many votes are needed to approve each item?

A.
Directors will be elected if the votes cast “for” such nominee's election exceed the number of votes cast “against” such nominee's election. “Abstentions” and “broker non-votes” will not be counted as votes cast either “for” or “against” that director's election and therefore will not affect the voting results. The Board has adopted a director election policy, pursuant to which each nominee who is standing for re-election at the Annual Meeting has tendered an irrevocable resignation that will become effective if the nominee does not receive the required vote and our Board of Directors accepts the resignation. If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director's resignation and will submit such recommendation for prompt consideration by our Board of Directors.

Each of the other proposals at the Annual Meeting requires the affirmative vote of a majority of the shares entitled to vote on, and who voted “for” or “against” such proposal to be approved by the shareholders. Abstentions and broker non-votes will not be counted as votes either “for” or “against” any proposal and therefore will not affect the voting results (although we do not expect any broker non-votes in connection with the ratification of BDO USA, LLP as our independent registered public accountants for our fiscal year ending September 30, 2013).

Q.	How will voting on any other business be conducted?

A.
We do not know of any business to be considered at the 2013 Annual Meeting of Shareholders other than the proposals described in this Proxy Statement. If any other business is properly presented at the 2013 Annual Meeting, your signed proxy gives authority to Stephen J. Greathouse and Adam Chibib to vote on such matters in their discretion.

Q.	How many votes do I have?

A.	You are entitled to cast one vote for each share of common stock you own, and there is no cumulative voting.

Q.	Where do I find the voting results of the meeting?

A.
We will disclose the voting results in a Current Report on Form 8-K, which is due to be filed with the Securities and Exchange Commission within four business days after the 2013 Annual Meeting. You can also go to our website at www.multimediagames.com.

SOLICITATION OF PROXIES
 We pay for preparing, printing and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the Annual Report. Our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by e-mail, telephone, fax or special letter. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners. We may, if necessary, engage a proxy solicitor for assistance in connection with the annual meeting.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
 We are allowed to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside. We believe this practice benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.
If your household would like to receive single rather than duplicate mailings in the future, registered shareholders should write to: American Stock Transfer & Trust Co., LLC, 6201 15th Avenue, Brooklyn, New York, 11219, or call (800) 937-5449. All other shareholders may write to: Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call (800) 542-1061. Each registered shareholder will continue to receive a separate proxy card. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer shareholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.
 Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please contact our Corporate Secretary by mail at 206 Wild Basin Road South, Building B, Austin, Texas 78746, by telephone at (512) 334-7500, or by email at investor.relations@mm-games.com, and we will deliver the materials promptly after your request.

 YOUR VOTE IS IMPORTANT!
 If you are a shareholder of record, please vote by telephone or the Internet or, if you received a printed copy of the proxy materials, sign and promptly return your proxy card in the enclosed envelope. If your shares are held in street name, you should follow the instructions provided by your broker or nominee.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees and Vote Required to Elect Nominees
A board of seven directors is to be elected at the Annual Meeting. Our bylaws provide that in an uncontested election, directors will be elected to our Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. See “Corporate Governance — Voting Standard for Director Elections”. If any of the below nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by our present Board of Directors to fill the vacancy, unless the number of directors constituting the full Board of Directors is reduced. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his successor has been elected and qualified.
The following table sets forth the nominees, their ages, their principal positions and the year in which each became a director. Each of the nominees is presently a director of the Company.

Name	Age	Position and Offices	Director Since
Stephen J. Greathouse	61	Director, Chairman of the Board of Directors	2009
Neil E. Jenkins	63	Director	2006
Michael J. Maples	70	Director	2004
Justin A. Orlando	41	Director	2009
Patrick J. Ramsey	38	President, Chief Executive Officer and Director	2010
Robert D. Repass	52	Director	2002
Timothy S. Stanley	46	Director	2010
Stephen J. Greathouse has been a director since 2009 and was appointed Vice Chairman in March 2010 and Chairman in March 2011. In addition to his role as Chairman, Mr. Greathouse serves on the Compensation Committee and the Regulatory Compliance Committee. Mr. Greathouse has been involved in the Las Vegas hotel and gaming industry for more than 30 years. Prior to his retirement, from 1997 to 2005, he served as Senior Vice President of Operations for the Mandalay Resort Group, a casino entertainment company. Prior to his time at Mandalay, in 1997, Mr. Greathouse served as President of Boardwalk Hotel & Casino, Las Vegas, a casino entertainment company, and from 1994 to 1997, he served as Chief Executive Officer and Chairman of the Board of Alliance Gaming Corporation (renamed “Bally Technologies, Inc.” in 2006), a provider of gaming devices and systems (“Bally Technologies”). Mr. Greathouse spent 16 years with Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), a casino entertainment company (“Harrah’s”), starting as a Race & Sports Book Manager in Reno and working his way up to President, Casino-Hotel Division. Mr. Greathouse received a B.S. in Business Administration from the University of Missouri-Columbia. Our Board of Directors believes that Mr. Greathouse, who has significant experience in the gaming industry, including extensive leadership experience, brings valuable insight to the Board of Directors.
Neil E. Jenkins has been a director since October 2006. In addition to his role as a director, Mr. Jenkins serves as the Chairman of the Compensation Committee and on the Nominating and Governance Committee. Since 2000, Mr. Jenkins has been an Executive Vice President and Secretary and the General Counsel for Lawson Products, Inc., a publicly traded industrial products company. Beginning in 1974, Mr. Jenkins began working in labor relations for Bally Manufacturing Corporation, the predecessor company to Bally Entertainment Corporation, a manufacturer of gaming units, and continued in the legal department, rising to the position of General Counsel, a capacity he served in from 1985 to 1992. In 1993, Mr. Jenkins became a member of the Executive Team of Bally Gaming International, Bally Manufacturing’s gaming industry spin-off, where he helped coordinate business development, legal, and licensing matters. Mr. Jenkins received a B.A. in Political Science from Brown University, a Juris Doctor degree from Loyola University Chicago School of Law, and a Master of Science degree in Financial Markets from the Center for Law & Financial Markets at the Illinois Institute of Technology. Our Board of Directors believes that Mr. Jenkins’ extensive experience in the gaming industry and business development, legal, and licensing experience is valuable to the Board of Directors.

Michael J. Maples, Sr. has been a director since August 2004 and served as Chairman of the Board of Directors from April 2006 to March 2011. In addition to his role as a director, Mr. Maples serves on the Audit and Nominating and Governance Committees. Prior to his retirement, Mr. Maples held various management positions at Microsoft Corporation, a software products and services company (“Microsoft”), from April 1988 to July 1995, including Executive Vice President of the Worldwide Products Group. As a member of the Office of the President at Microsoft, Mr. Maples reported directly to the Chairman. Previously, Mr. Maples served as Director of Software Strategy for International Business Machines Corp., a software products and services company, on the board of Motive, Inc., a service management software company, and on the board of PeopleSoft, Inc., a software company. Mr. Maples also currently serves on the boards of Lexmark International, Inc., a laser and inkjet printer company, and Sonic Corp., an operator and franchisor of drive-in restaurants. Mr. Maples is currently a member of the Board of Visitors of the Engineering School at the University of Oklahoma and the College of Engineering Foundation Advisory Council at the University of Texas at Austin. Mr. Maples received a B.S. in Electrical Engineering from the University of Oklahoma and an MBA from Oklahoma City University. Our Board of Directors believes that Mr. Maples’ extensive management and financial experience in technology companies and corporate governance experience through service on other boards is valuable to the Board of Directors.
Justin A. Orlando has been a director since 2009. In addition to his role as a director, Mr. Orlando serves on the Audit Committee. Mr. Orlando is a managing director of Dolphin Limited Partnerships, a private investment management firm focused on investing in undervalued public companies across a diverse set of industries, where he has worked since 2002. Previously, from 1999 to 2002, Mr. Orlando was a member of the healthcare investment banking group of Merrill Lynch, Pierce, Fenner & Smith Incorporated where he was involved in advisory work, financings, and control transactions. From 1996 to 1999, Mr. Orlando practiced corporate law with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, focusing on mergers and acquisitions and corporate finance transactions. Mr. Orlando received a B.A. in History from the University of Chicago and a Juris Doctor degree from the Columbia University School of Law. Our Board of Directors believes that Mr. Orlando’s strategic, financial, and legal experience is valuable to the Board of Directors.
Patrick J. Ramsey became our President and Chief Executive Officer and was appointed to serve as a director in September 2010, after serving as the Interim President and Chief Executive Officer since March 2010 and Chief Operating Officer of the Company since September 2008. Previously, Mr. Ramsey was employed as the Vice President and Executive Associate to the Vice Chairman of Harrah’s from November 2007 through September 2008, where he worked on domestic and international development, design and construction, and sports and entertainment. Prior to joining the corporate office of Harrah’s in Las Vegas, Mr. Ramsey worked as the Vice President of Slot Operations, Slot Performance, and Security Operations at Caesars Atlantic City (May 2006‑November 2007), a casino. Mr. Ramsey has held several other positions with Harrah’s, including roles in the Central Division headquarters based in Memphis (November 2004‑May 2006) and at several of the Chicagoland properties (June 2003‑November 2004). Mr. Ramsey received a B.A. in Economics from Harvard University and an MBA from the Kellogg School of Management at Northwestern University. Our Board of Directors believes that Mr. Ramsey, as President and Chief Executive Officer of the Company, is a critical member of the Board of Directors. His significant experiences at Harrah’s, as well as leadership within the Company, are invaluable to the Board of Directors in setting direction and strategy for the Company.
Robert D. Repass has been a director since July 2002. In addition to his role as a director, Mr. Repass serves as Chairman of the Audit Committee and serves on the Nominating and Governance Committee. Mr. Repass is currently a partner with Maxwell, Locke & Ritter, an Austin based professional services firm. From April 2002 through February 2009, Mr. Repass was Senior Vice President and Chief Financial Officer of Motion Computing, Inc., a mobile computing company. From January 2002 until March 2002, Mr. Repass was a private consultant. From March 2000 until December 2001, Mr. Repass was a partner with TL Ventures, a Philadelphia based venture capital firm. Mr. Repass was the managing partner of the Austin office of PricewaterhouseCoopers, a global professional services firm, from December 1997 to March 2000. From January 2003 until December 2005, Mr. Repass served on the Board of Directors and as the Chairman of the Audit Committee of Bindview Development Corporation, a software company. Mr. Repass also served on the Board of Directors and as Chairman of the Audit Committee of INX, Inc., a technology services company, from July 2011 until its sale in December 2011. Mr. Repass has over 30 years of public accounting, Securities and Exchange Commission and financial reporting experience. Mr. Repass received a B.S. in Accounting from Virginia Tech. Our Board of Directors believes that Mr. Repass, who is chair of the Audit Committee and an audit committee financial expert, brings an understanding of the operational and financial aspects of public companies in general, and of the Company’s business in specific, to the Board of Directors.
Timothy S. Stanley has been a director since 2010. In addition to his role as a director, Mr. Stanley serves as the Chairman of the Nominating and Governance Committee and on the Compensation Committee. Mr. Stanley has over 20 years of business and technology leadership, and is currently the Senior Vice President of Enterprise Strategy and leads the CXO Strategic Advisors team at Salesforce.com, an enterprise cloud computing company. Mr. Stanley also serves as the President of Tekexecs, an executive advisory and consultancy firm, and as the Founder of Innovatects, a business innovation and technology incubator. Mr. Stanley is also an adjunct Professor for the Merage School of Business at the University of California Irvine. Previously, from December 2006 to January 2009, Mr. Stanley served as Chief Information Officer, Chief Innovation Officer and Senior Vice President of Innovation, Gaming and Technology for Harrah’s; and from January 2003 to December 2006, he served as Harrah's Chief Information Officer and Senior Vice President, Information Technology and from February 2001 to January 2003 as Harrah's Vice President, Information Technology. Prior to working at Harrah’s, Mr. Stanley was a Partner leading the Travel and Entertainment practice for USWeb, an interactive agency and internet consulting firm; Chief Information Officer and Vice President of Information Technology for National Airlines, an airline; startup Chief Information Officer for jetBlue Airways, an airline; and led various other marketing, product, technology and services teams at Intel Corporation, a semiconductor manufacturer, Optima, a Swiss affiliate of KPMG, LLP, an international business consulting and services firm, and Kimberly-Clark Corporation, a global health and hygiene product manufacturing company, in the United States and abroad. Mr. Stanley is currently a member and investor with Tech Coast Angels, an angel investing group, and is also a private investor and advisor to several privately held startup companies in various industries. Mr. Stanley received a B.S. in Engineering from the University of Washington, and an MBA in International Business and Technology Management from Thunderbird School of Global Management. Our Board of Directors believes that Mr. Stanley’s expertise in innovation, technology, and marketing is valuable to the Board of Directors as the Company continues to seek new ways to innovate and grow.
Nominee Recommendations
All director nominees were approved by the Nominating and Governance Committee for inclusion in our proxy card for the Annual Meeting.
There are no family relationships among any of our executive officers and directors.
Agreement with Liberation Investments
Mr. Jenkins was originally appointed to our Board of Directors in October 2006, nominated for inclusion on the slate of candidates for election at the 2007 annual shareholders meeting and recommended by our Board of Directors to the shareholders for election at the 2007 annual meeting pursuant to an Agreement, dated October 24, 2006, by and among us and Liberation Investments, L.P., a Delaware limited partnership, certain entities affiliated with Liberation Investments, L.P., former director Emanuel Pearlman, an affiliate of Liberation Investments, L.P., and Mr. Jenkins. A copy of the agreement is attached as Exhibit 10.1 to a Current Report on Form 8-K filed by us with the Securities and Exchange Commission, or SEC, on October 26, 2006. The agreement does not require our Board of Directors’ nomination of, or recommendation of a vote in favor of, Mr. Jenkins for election as a director at the 2013 Annual Meeting, and our Board of Directors’ nomination and recommendation of Mr. Jenkins for election as a director at the 2013 Annual Meeting has not been made pursuant to any obligation arising under such agreement or any other agreement.
Vote Required
Directors will be elected if the votes cast “for” such nominee’s election exceed the number of votes cast “against” such nominee’s election. “Abstentions” and “broker non-votes” will not be counted as votes cast either “for” or “against” that director’s election and therefore will not affect the voting results.

Recommendation of our Board of Directors
Our Board of Directors recommends that the shareholders vote “FOR” each of the nominees named above.

CORPORATE GOVERNANCE
Corporate Governance Highlights
Our Board of Directors has adopted a set of Corporate Governance Guidelines to help it exercise its responsibilities and promote the efficient function of the Board and its committees. The Corporate Governance Guidelines may be found on our website at www.multimediagames.com in the “Investor Relations” section. The Board’s current corporate governance practices include the following:

•
Independent Chairman—We have an independent Chairman of the Board who is responsible for presiding at all meetings of the Board and at all meetings of Shareholders, and also performs such other duties as may be prescribed from time to time by the Board. In addition, the Chairman of the Board serves as a direct contact to the Board of Directors for the Chief Executive Officer and generally advises the Chief Executive Officer.

•
Majority Vote Standard for Director Elections—We have a majority voting standard for the election of directors in uncontested elections. Under this standard, a director nominee will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. The Board has adopted a director election policy, pursuant to which each nominee who is standing for re-election at the Annual Meeting has tendered an irrevocable resignation that will become effective if the nominee does not receive the required vote and our Board of Directors accepts the resignation.

•	Annual Elections of Directors—All of our directors are elected annually by our shareholders.

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Access to Management—We afford our directors complete access to our management. Key members of management attend Board of Directors and committee meetings to present information concerning various aspects of the Company, its operations and results.

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Authority to Retain Outside Advisors—The Board and each of its committees has the authority to retain outside financial, legal or other advisors as they deem appropriate. The Audit Committee has the sole authority to hire and terminate the independent registered public accountants. The Compensation Committee has the sole authority to hire and terminate compensation advisors as the committee believes necessary or appropriate. The Nominating and Governance Committee has the sole authority to hire and terminate search firms to identify director candidates.

•	Limitation on Number of Boards—Our directors should not serve on more than four other public company boards in addition to the Company’s Board.

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Retirement Age—The Board has established a retirement age of 70 for outside directors. At the age of 70, an outside director should resign unless the Board determines that his continued service is in the best interests of the Company. The Board has determined that Mr. Maples, who is 70 years old, should continue to serve on the Board as his continued service is in the best interests of the Company.

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Changes in Responsibilities Evaluated—Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities that could interfere with the performance of their duties as directors.

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Board and Committee Evaluations—The Nominating and Governance Committee annually reviews the functioning and effectiveness of the Board of Directors and its committees. The Board and each committee also perform annual self-evaluations.

Determination of Independence
Our Board of Directors is currently comprised of seven members. Our Board of Directors has determined that Messrs. Greathouse, Jenkins, Maples, Orlando, Repass, and Stanley each qualify as “independent” directors as defined in the listing rules of the Nasdaq Stock Market, or the Nasdaq Listing Rules. Therefore, a majority of the members of our Board of Directors are “independent” as such term is defined in the Nasdaq Listing Rules.
In reviewing the independence of our directors, our Board of Directors reviewed and considered facts and circumstances relevant to the independence of each member. In particular, our Board of Directors considered two Company transactions with companies for which certain of our directors are or were affiliated. Mr. Repass was formerly a director of INX, Inc. and served as such from July 2011 until its sale in December 2011. The Company is a party to a 2006 agreement with INX, Inc., pursuant to which it paid approximately $98,000 for services to INX, Inc. in fiscal year 2012. The Board of Directors determined that this relationship did not impair Mr. Repass’s independence under the Nasdaq Listing Rules. Mr. Stanley became a director of the Company in March 2010 and became an officer of

Salesforce.com in December 2010. The Company initially entered into an agreement with Salesforce.com in June 2009. During fiscal year 2012, the Company paid approximately $150,000 for services to Salesforce.com. Because Mr. Stanley does not have an indirect material interest in these payments, this agreement is not considered a related party transaction under the rules of the Securities and Exchange Commission, or SEC. Furthermore, the amounts paid to Salesforce.com do not exceed the thresholds set forth in the objective requirements for independence in the Nasdaq Listing Rules and the Company’s Corporate Governance Guidelines. The Board of Directors determined that this relationship did not impair Mr. Stanley’s independence under the Nasdaq Listing Rules.
The independent directors have committed to hold formal meetings, separate from management, at least four times a year.
Meetings of Our Board of Directors

The Board and standing committees met as follows during the fiscal year ended September 30, 2012:

Number of Meetings
Board of Directors	7
Audit Committee	10
Compensation Committee	8
Nominating and Governance Committee	4
During that period, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he was a director, and (ii) the total number of meetings held by all committees of our Board of Directors during the period that he served on such committees.
Committees of Our Board of Directors
Our Board of Directors has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. Currently, all of the members of each of our committees are “independent,” as determined by our Board of Directors and in accordance with the Nasdaq Listing Rules. In addition, each member of the Audit Committee also satisfies the independence requirements of Rule 10A-3(b)(1) of the rules promulgated under the Securities Exchange Act of 1934, as amended, or the 1934 Act. The following table sets forth the membership of the Board’s standing committees:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Stephen J. Greathouse		X
Neil E. Jenkins		CHAIR	X
Michael J. Maples, Sr.	X		X
Justin A. Orlando	X
Robert D. Repass	CHAIR		X
Timothy S. Stanley		X	CHAIR

Audit Committee. The Audit Committee is currently comprised of Messrs. Repass, Maples and Orlando, who are each “independent” directors, as required by Nasdaq Marketplace Rules and the rules of the SEC regarding audit committee membership. All Audit Committee members also possess the level of financial literacy required by Nasdaq Listing Rules. Our Board of Directors has determined that at least one member of the Audit Committee, Mr. Repass, is an “audit committee financial expert” as defined by the rules and regulations of the SEC. Mr. Repass serves as the Chairman of the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is located on the “Investor Relations” page of our Internet website located at www.multimediagames.com.

The primary purpose of the Audit Committee is to assist our Board of Directors in:

•	Overseeing our accounting and financial reporting processes and the audits of our consolidated financial statements; and

•	Reviewing the qualifications, independence and performance, and approving the terms of engagement of the independent registered public accountants.
The Audit Committee is also responsible for the preparation of the Audit Committee Report, which is included elsewhere in this Proxy Statement.
The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the auditors prior to the filing of all periodic reports under the 1934 Act, including the audited financial statements and financial statements thereunder, as applicable, and prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies, if any, in the design or operation of our internal controls.
Compensation Committee. The Compensation Committee currently is comprised of Messrs. Jenkins, Greathouse and Stanley, who are each “independent” directors, as required by Nasdaq Listing Rules. Mr. Jenkins serves as the Chairman of the Compensation Committee. The Compensation Committee is charged with the responsibility of determining the compensation of our executive officers, including our Chief Executive Officer, and reviewing and proposing to the Board changes in non-employee director compensation. The Compensation Committee operates under a written charter adopted by our Board of Directors, a current copy of which is located on the “Investor Relations” page of our Internet website located at www.multimediagames.com.
The Compensation Committee has overall responsibility for the approval of executive compensation programs that are appropriate, consistent with its compensation philosophy, and support the Company’s business goals and objectives and for reviewing and proposing to the Board changes in non-employee director compensation. Specifically, the Compensation Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and levels for all of the executive officers. The Compensation Committee also approves all employment, severance, or change-in-control agreements, and special or supplemental benefits or provisions applicable to executive officers. The Compensation Committee is responsible for reviewing and making annual recommendations to the Board regarding the compensation of non-employee directors. The Compensation Committee has the sole authority to retain or terminate any consulting firm used to evaluate director, Chief Executive Officer or executive compensation, and to determine and approve the terms of engagement and the fees and costs for such engagements. The Compensation Committee has historically retained an independent compensation consultant in order to assess executive compensation and retained Radford Consulting, or Radford, to review the Company’s executive compensation for fiscal years 2011 and 2012.
Each year, the Compensation Committee reviews the compensation recommendations for the Company’s named executive officers submitted by the Chief Executive Officer. In general, the Chief Executive Officer’s recommendations consider the following:

•	Performance versus stated individual and Company business goals and objectives;

•	Internal equity (i.e., considering the pay for similar jobs and jobs at different levels within the Company) and the critical nature of each executive officer to the Company’s past and future success;

•	The need to retain talent; and

•	The compensation history of each executive officer, including the value and number of equity awarded in prior years.
The Compensation Committee believes that this input from management as well as input from the independent compensation consultant provides useful information and perspective to assist the Compensation Committee with the determination of its own views on compensation. Although the Compensation Committee receives information and recommendations regarding the design and level of compensation of the executive officers from management and from the independent compensation consultant, the Compensation Committee makes the final decisions as to the plan design and compensation levels for these executives.
In making decisions on each executive officer’s compensation, the Compensation Committee considers the nature and scope of all elements of the executive officer’s total compensation package, the executive officer’s responsibilities, and the competitive posture of the executive officer’s current compensation, based on analysis from an independent compensation consultant. The Compensation Committee also evaluates each executive officer’s performance through reviews of objective results (both Company and individual results), reports from the Chief Executive Officer and other senior management regarding the executive’s effectiveness in supporting the Company’s key strategic, operational and financial goals and, in some cases, personal observation.
The base salary and bonus opportunity of our Chief Executive Officer and our other named executive officers are set forth in their respective executive employment agreements, as may be amended from time to time in the Compensation Committee’s discretion. With respect to the compensation of the Chief Executive Officer, the Compensation Committee is responsible for the periodic review and approval of his total compensation, including annual incentive bonus structure and equity-based incentive compensation. The Compensation Committee also develops annual performance goals and objectives, and conducts an evaluation of the Chief Executive Officer’s performance relative to these goals and objectives. On a discretionary basis the Compensation Committee considers and discusses the Chief Executive Officer’s compensation in executive session without the Chief Executive Officer present.
Nominating and Governance Committee. The Nominating and Governance Committee is currently comprised of Messrs. Stanley, Jenkins, Maples and Repass. Mr. Stanley serves as the Chairman of the Nominating and Governance Committee. All members of the Nominating and Governance Committee meet the test for independence set forth in the Nasdaq Listing Rules. The Nominating and Governance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is located on the “Investor Relations” page of our Internet website located at www.multimediagames.com.
The primary purpose of the Nominating and Governance Committee is to identify and recommend to our Board of Directors individuals who are qualified to become members of our Board of Directors and the committees of our Board of Directors. The Nominating and Governance Committee is also responsible for recommending to our Board of Directors corporate governance principles, providing oversight of the annual performance review process of our Board of Directors and the committees of our Board of Directors, and facilitating interaction between our management and our Board of Directors and committees of our Board of Directors.
On September 11, 2012, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, adopted the Sixth Amended and Restated Bylaws of the Company. The Bylaws became effective immediately upon its adoption. Among the changes approved by the Board of Directors, the Bylaws establish a new requirement that nominations for directors by a shareholder must be made pursuant to timely notice in writing to the Corporate Secretary of the Company, which must include certain enumerated information as provided in the Bylaws as to each person whom the shareholder proposes to nominate for election or re-election as a director as well as the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made. No person will be eligible for election as a director of the Company by the shareholders unless nominated in accordance with the procedures set forth in the Bylaws. The Bylaws also establish procedures and requirements for shareholders to propose business other than nominations of directors at an annual meeting of shareholders. Collectively, these amendments were intended to (i) establish an orderly process for shareholders seeking to nominate directors or propose other business at a shareholder meeting, (ii) elicit information relevant to the Company’s and shareholders’ evaluation of the proposed nomination or business, and (iii) give the Company and shareholders a reasonable period of time to evaluate the proposal or nominees. The Board of Directors believes that the new information and notice requirements are reasonable and similar to those implemented by many other public companies.
In addition, the Bylaws impose new qualifications for directors and director nominees. The Bylaws give the Board of Directors discretion to determine whether a proposed nominee would put the Company at risk of losing or suffering prejudice to a gaming license, of being unable to reinstate a prior gaming license, or of being unable to obtain a new gaming license. In addition, in order to be qualified to serve as a director, a person may not be an “Unsuitable Person” as defined in the Bylaws, must satisfy the director qualification requirements of all gaming authorities, and must annually submit an irrevocable resignation that will be effective if a gaming authority determines that such person’s membership on the Board of Directors would cause the Company to lose a gaming license, be unable to reinstate a prior gaming license, or be unable to obtain a new gaming license. In light of the highly regulated nature of the Company’s business and industry in which it operates, and the potential adverse consequences to the Company if an unqualified director were to remain on the Board of Directors (as discussed more fully in the “Item 1. Business” and “Item 1A. Risk Factors” sections of our Annual Report on Form 10-K filed on November 15, 2012), the Board of Directors believes that the new qualifications are reasonable and appropriate for the Company.
Please see our Current Report on Form 8-K filed on September 14, 2012 for more information about the material changes to the Bylaws.
Director Nominations
Our directors play a critical role in guiding our strategic direction and overseeing the management of our business. The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. All Board of Director candidates, including those candidates recommended by shareholders, are considered based upon various criteria, such as their business and professional skills and experiences, personal and professional ethics, integrity and values, long-term commitment to representing the best interests of our shareholders and inquisitive and objective perspective and mature judgment. Additionally, director candidates must have sufficient time available to perform all Board of Directors and committee responsibilities and must be qualified to serve as a director under our Bylaws. When reviewing potential director candidates, the Nominating and Governance Committee considers the following factors:

•	The appropriate size of our Board of Directors and its committees;

•	The perceived needs of our Board of Directors for individuals with particular skills, background, and business experience;

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The skills, background, reputation, and business experience of nominees in relation to the skills, background, reputation, and business experience already possessed by other members of our Board of Directors;

•	Nominees’ independence from management;

•	Nominees’ experience with accounting rules and practices;

•	Nominees’ background with regard to executive compensation;

•	Applicable regulatory and listing requirements, including independence requirements and legal considerations;

•	The benefits of a constructive working relationship among directors; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
The Nominating and Governance Committee generally believes that the Board of Directors benefits from diversity of background, experience and views among its members, and considers this as a factor in evaluating the composition of the Board of Directors, but has not adopted any specific policy in this regard. The Nominating and Governance Committee may also consider from time to time, such other factors as it may deem to be in the best interests of our business and shareholders. Other than considering the factors listed above and those qualifications set forth in our Bylaws, we have no stated minimum criteria for director nominees. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of our Board of Directors to meet the criteria for an “Audit Committee financial expert” as defined by SEC rules, and that a majority of the members of our Board of Directors meet the definition of “independent” director under the Nasdaq Listing Rules.
The Nominating and Governance Committee will review the qualifications and backgrounds of the current directors, as well as the overall composition of our Board of Directors, and recommend to our full Board of Directors the slate of directors to be nominated for election at the annual meeting of shareholders. In the case of incumbent directors, the Nominating and Governance Committee reviews such directors to determine whether to recommend these directors for re-election. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Nominating and Governance Committee determines whether the candidate meets the independence standards set forth in the Sarbanes-Oxley Act of 2002, SEC rules and Nasdaq Listing Rules, and the level of the candidate’s financial expertise. Candidates for nomination as director come to the attention of the Nominating and Governance Committee from time to time through incumbent directors, management, shareholders, or third parties. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.
The Nominating and Governance Committee will consider nominees recommended by shareholders on the same terms as nominees selected by the Nominating and Governance Committee. Any shareholder suggestions must be provided to the Nominating and Governance Committee on a timely basis using the procedure described in “Shareholder Communications with Our Board of Directors” below and must include the same information required by Section 3.16 of our Bylaws for shareholder nominations of directors.
Director Attendance at Annual Meetings
Our policy is that all directors will make reasonable efforts to attend our annual meetings of shareholders. We take great care in scheduling meetings at times when all of our directors are available to attend such meetings either in person or telephonically. At our last annual shareholders meeting, which was held on February 1, 2012, all of our then-current directors attended in person.

Voting Standard for Director Elections
Pursuant to our Bylaws, we have a majority voting standard for the election of directors in uncontested elections. Under this standard, a director nominee will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Abstentions and broker non-votes are not considered votes cast. If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on the Board as until the director's successor is elected and qualified. The Board has adopted a director election policy, pursuant to which each nominee who is standing for re-election at the Annual Meeting has tendered an irrevocable resignation that will become effective if the nominee does not receive the required vote and our Board of Directors accepts the resignation. If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by our Board of Directors. Our Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation. If our Board of Directors accepts the resignation, the nominee will no longer serve on our Board of Directors, and if our Board of Directors rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation, or removal.
If a shareholder has nominated a candidate for election to the Board in compliance with the advance notice requirements for shareholder nominees for directors contained in our Bylaws, and the nomination has not been withdrawn by the shareholder on or before the tenth day before the Company sends its notice of meeting for the shareholder meeting, then directors will be elected by a plurality of the votes cast.
Shareholder Communications with Our Board of Directors
Shareholders may communicate with our Board of Directors by transmitting correspondence by mail to the address below, or electronically through the “Investor Relations – Corporate Governance – Contact the Board” form located on our website, www.multimediagames.com.
Chairman of the Board or Board of Directors
c/o Corporate Secretary
Multimedia Games Holding Company, Inc.
206 Wild Basin Road South, Building B
Austin, Texas 78746
The communications will be transmitted to the appropriate leadership of our Board of Directors as soon as practicable, unless our Corporate Secretary, in consultation with legal counsel, determines there are safety or security concerns that mitigate against further transmission of the communication. Our Board of Directors shall be advised of any communication withheld for safety or security reasons as soon as practicable.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees. This code is located on our website under the “Investor Relations” page of our Internet website located at www.multimediagames.com. A copy will also be made available free of charge upon written request made to our Corporate Secretary, at 206 Wild Basin Road South, Building B, Austin, Texas 78746. If we make any amendments to this code other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of the code to our principal executive officer, principal financial officer, principal accounting officer, or controller, or other persons performing similar functions that requires disclosure by law or the Nasdaq Listing Rules, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies on our website or in a report on Form 8-K filed with the SEC.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended September 30, 2012, the Compensation Committee of our Board of Directors consisted of Mr. Jenkins, Mr. Greathouse and Mr. Stanley. None of these individuals has served at any time as an officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. In addition, none of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during the fiscal year ended September 30, 2012.

Board Leadership Structure and Role in Risk Oversight
As provided in our Corporate Governance Guidelines, the Board elects its Chairman and appoints the Company's Chief Executive Officer according to its view of what is best for the Company at any given time. The Board does not believe there should be a fixed rule as to whether the offices of Chairman and Chief Executive Officer should be vested in the same person or two different people, or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to play these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interests of the Company.
Presently, the Company is managed by a President and Chief Executive Officer that is separate from the Chairman of the Board. The Board of Directors has determined that its present leadership structure is effective to create checks and balances between the executive officers of the Company and the Board of Directors in the Company’s current circumstances as the Company has undergone significant change over the last few years, including turnover at executive level and downsizing of the Company. Our Board’s role in risk oversight is consistent with our Board’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure and our Board and committees providing oversight in connection with those efforts. The Board of Directors is actively involved in overseeing all material risks that face the Company. The Board of Directors administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers’ management of the Company, and through its risk oversight process.
Risk Oversight Process. Our Board of Directors has the primary responsibility for risk oversight of the Company as a whole. However, the Board of Directors has delegated primary oversight responsibility to the Audit Committee. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including overseeing compliance with legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility for the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of key business risks on a company-wide basis. The Company performs internal audits through the finance department. The Audit Committee has requested that the internal auditor provide a report on the Company’s internal audit activities, including key business risks and evaluations and assessments of internal controls and procedures.
The Board of Directors has also charged the Company’s Regulatory Compliance Committee with identifying and evaluating situations arising in the course of the Company’s business that might adversely affect the objectives of gaming control. Generally speaking, a situation adversely affects the gaming control objectives if it adversely affects the public faith in the ability of any appropriate gaming regulatory system to ensure that licensed gaming is conducted honestly and competitively and that gaming is free from criminal and corruptive elements.
The Regulatory Compliance Committee is comprised of one independent director from the Company’s Board of Directors, currently the Company’s Chairman of the Board, and two independent members not otherwise affiliated with the Company. Our President and Chief Executive Officer generally attends meetings of the Regulatory Compliance Committee and the Regulatory Compliance Committee is generally advised by our General Counsel and Chief Compliance Officer. The Regulatory Compliance Committee generally meets quarterly and reviews and investigates all information, whether brought to the Regulatory Compliance Committee’s attention or discovered by the Regulatory Compliance Committee, concerning activities that might constitute any event, circumstance or activity that adversely affects the objectives of gaming control or violations of the Company’s compliance policies. After review of the information, the Regulatory Compliance Committee formulates a recommendation to management regarding a course of action to appropriately address the specific event, transaction, circumstance, or situation. Although the Regulatory Compliance Committee does not have authority to make or override policies, procedures or management decisions of the Company, the Regulatory Compliance Committee must refer any compliance issues that it feels are not adequately addressed to the Board of Directors for further consideration. The Regulatory Compliance Committee is not intended to displace either the Board of Directors or the executive officers’ decision-making authority, but is intended to be an advisory body to better ensure that the Company’s goals of avoiding unsuitable situations and in entering into relationships exclusively with suitable persons remains satisfied.
The Board of Directors has also charged the Company’s SEC Disclosure Committee with ensuring that senior management and the Board of Directors are informed about material information regarding the Company’s business.

Compensation Risk Assessment
The Compensation Committee and management have considered whether the Company’s compensation programs for employees create incentives for employees to take excessive or unreasonable risks that could materially harm the Company. The Compensation Committee believes that our compensation plans are typical for our industry and that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s bonus, stock options and other equity incentives, and the long term incentive program provide some degree of risk, but feel that these risks are properly mitigated. Our equity typically vests over a multi-year period, and our stock options remain exercisable from seven to ten years from the date of grant, encouraging participants to look to long-term appreciation in equity values. Additionally annual non-sales bonus payouts are (i) based upon a plan design and performance targets for revenue and operating income and other metrics which are pre-approved by the Compensation Committee at the beginning of every year, (ii) capped, and (iii) do not guarantee a minimum bonus payout. Our long term incentive program payments are also based on long term metrics pre-approved by the Compensation Committee and are designed to encourage participants to look to long-term appreciation in equity values.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Background of the Proposal
The Dodd-Frank Act requires all public companies to hold a separate non-binding, advisory shareholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). The Compensation Committee has determined that such a Say-on-Pay proposal shall be conducted annually and expects to hold a separate, non-binding, advisory shareholder vote again for the Company’s 2014 Annual Meeting of Shareholders.
Executive Compensation
As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board of Directors also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk, as discussed above in the “Compensation Risk Assessment” section.
The “Compensation Discussion and Analysis” discussion includes additional details about our executive compensation programs. This Say on Pay proposal is set forth in the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption “Executive Compensation” of this Proxy Statement.”
Vote Required
The affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for or against the matter will be required for the proposal to pass and “abstentions” and “broker non-votes” shall not be counted as votes either “for” or “against” the proposal; however, because your vote on this proposal is advisory, it will not be binding on the Board of Directors or the Company. The Compensation Committee and the Board of Directors, however, will take into account the outcome of the vote when considering future executive compensation arrangements.
Recommendation of our Board of Directors
The Board of Directors recommends that you vote FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption “Executive Compensation” of this Proxy Statement.

PROPOSAL THREE
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of our Board of Directors has selected BDO USA, LLP as independent registered public accountants to audit our consolidated financial statements for the fiscal year ending September 30, 2013. BDO USA, LLP has served as our independent registered public accountants since their appointment in our 1999 fiscal year. A representative of BDO USA, LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

	Year Ended	Year Ended
	September 30, 2012	September 30, 2011
Audit Fees	$ 515,000	$ 535,000
Audit-Related Fees	88,775	126,500
Tax Fees	—	—
All Other Fees	—	—
Total	$ 603,775	$ 661,500

Audit Fees. Audit Fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements and of management’s assessment and the operating effectiveness of internal control over financial reporting including in our Form 10-K, the quarterly reviews of condensed consolidated financial statements included in our Form 10-Q filings, and other statutory or regulatory filings.
Audit‑Related Fees. Audit‑Related Fees are fees for assurance and related services. This category includes fees related to assistance in employee benefit and compensation plan audits, Statement on Standards for Attestation Engagements (SSAE) No. 16 Reports and consulting on financial accountings/reporting standards.
Tax Fees. Tax Fees primarily include professional services performed with respect to tax compliance, tax advice and tax planning, including the preparation and review of our original and amended tax returns and those of our consolidated subsidiaries, and for state, local and international tax consultation. Tax fees also include professional fees related to research and development tax credit studies. There were no tax fees in the fiscal years ended September 30, 2012 and 2011.
All Other Fees. All Other Fees includes the aggregate fees for products and services provided by BDO USA, LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” There were no other fees in the fiscal years ended September 30, 2012 and 2011.
The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by BDO USA, LLP. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature, and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services, and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee pre-approved all audit and non-audit services provided by BDO USA, LLP for the fiscal years ended September 30, 2011 and September 30, 2012. The Audit Committee has considered whether the provision by BDO USA, LLP of non-audit services included in the fees set forth in the table above is compatible with maintaining the independence of BDO USA, LLP, and has concluded that such services are compatible with BDO USA, LLP’s independence as our auditors.
Shareholder ratification of the appointment of BDO USA, LLP as our independent registered public accountants is not required by our Bylaws or other applicable legal requirement. However, the appointment of BDO USA, LLP is being submitted to the shareholders for ratification because the Audit Committee and our Board of Directors believes it is a good corporate governance practice and is an opportunity for shareholders to provide direct feedback to the Audit Committee and Board of Directors on an important issue of corporate governance. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required
The affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for or against the matter will be required for the proposal to pass; however, because your vote on this proposal is advisory, it will not be binding on the Board of Directors or the Company. Abstentions shall not be counted as votes either “for” or “against” the proposal. We do not expect any broker non-votes in connection with the ratification.
Recommendation of our Board of Directors
Upon the recommendation of the Audit Committee, our Board of Directors recommends that the shareholders vote “FOR” the ratification of BDO USA, LLP as our independent registered public accountants for our fiscal year ending September 30, 2013.
OTHER MATTERS
We know of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their best judgment with respect to such matters. Discretionary authority with respect to such matters is granted by execution of the enclosed proxy.

OWNERSHIP OF SECURITIES
Security Ownership of Management and Certain Beneficial Owners
The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 3, 2012, by (i) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each director and director nominee, (iii) each named executive officer, and (iv) all of our directors and executive officers as a group.
Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and investment power with respect to the shares which are reported as beneficially owned by such person or entity. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class (2)
BlackRock Inc.	2,230,762(3)	7.9%
Epoch Investment Partners, Inc.	2,005,339(4)	7.1%
Patrick J. Ramsey	945,000(5)	3.2%
Adam Chibib	433,333(6)	1.5%
Mick D. Roemer	325,000(7)	1.1%
Joaquin J. Aviles	245,000(8)	*
Jerome R. Smith	15,625(9)	*
Stephen J. Greathouse	133,000(10)	*
Neil E. Jenkins	48,000(11)	*
Michael J. Maples, Sr.	99,250(12)	*
Justin A. Orlando	48,000(13)	*
Robert D. Repass	144,794(14)	*
Timothy S. Stanley	48,000(15)	*
All executive officers and directors (10 persons) as a group	2,469,377(16)	8.1%
*    Represents beneficial ownership of less than one percent.

(1)	Unless otherwise noted, the address for all officers and directors is the address of our principal executive offices at 206 Wild Basin Road South, Building B, Austin, Texas 78746.

(2)
Percentages of ownership are based on 28,373,542 shares of common stock outstanding on December 3, 2012 plus the number of such shares of common stock outstanding pursuant to SEC Rule 13d-3(d)(1). Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after December 3, 2012, are deemed outstanding for computing the percentage for the person or group holding such options, but are not deemed outstanding for computing the percentage for any other person or group.

(3)
Based solely on a Schedule 13G/A filed on February 13, 2012 with the SEC, BlackRock, Inc. (“Blackrock”) is the beneficial owner of 2,230,762 shares of the Company’s common stock and has the sole voting and dispositive power as to those 2,230,762 shares. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(4)
Based solely on a Schedule 13G/A filed on February 10, 2012 with the SEC, Epoch Investment Partners, Inc. (“Epoch”) is the beneficial owner of 2,005,339 shares of the Company’s common stock on behalf of other persons known to have one or more of the following: (1) the right to receive dividends for such securities, (2) the power to direct the receipt of dividends from such securities, (3) the right to receive the proceeds from the sale of such securities, or (4) the right to direct the receipt of proceeds from the sale of such securities. Epoch has sole voting power as to 1,235,765 shares of the Company’s common stock and sole dispositive power as to 2,005,339 shares of the Company’s common stock. Epoch’s address is 640 5th Avenue, 18th Floor, New York, New York 10019.

(5)	Consists of 945,000 shares issuable upon the exercise of stock options that are currently exercisable.

(6)	Consists of (i) 15,000 shares owned by Mr. Chibib, and (ii) 418,333 shares issuable upon the exercise of stock options that are currently exercisable.

(7)	Consists of (i) 10,000 shares owned by Mr. Roemer, and (ii) 315,000 shares issuable upon the exercise of stock options that are currently exercisable.

(8)	Consists of 245,000 shares issuable upon the exercise of stock options that are currently exercisable.

(9)
Mr. Smith resigned as the Company’s Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary effective as of October 8, 2012. Mr. Smith is currently employed, on a full-time basis, with the Company as its Legal Strategic Advisor-M&A, IP, and Compliance and reports to the Chief Executive Officer. Consists of 15,625 shares that will be exercisable in the next 60 days.

(10)
Consists of (i) 75,000 shares owned by Mr. Greathouse, (ii) 8,000 shares of restricted stock owned by Mr. Greathouse, and (ii) 50,000 shares issuable upon the exercise of stock options that are currently exercisable.

(11)	Consists of (i) 8,000 shares of restricted stock owned by Mr. Jenkins, and (ii) 40,000 shares issuable upon the exercise of stock options that are currently exercisable.

(12)
Consists of (i) 53,750 shares owned by Mr. Maples, (ii) 8,000 shares of restricted stock owned by Mr. Maples, and (ii) 37,500 shares issuable upon the exercise of stock options that are currently exercisable.

(13)	Consists of (i) 8,000 shares of restricted stock owned by Mr. Orlando, and (ii) 40,000 shares issuable upon the exercise of stock options that are currently exercisable.

(14)
Consists of (i) 26,794 shares owned by Mr. Repass, (ii) 8,000 shares of restricted stock owned by Mr. Repass, and (iii) 110,000 shares issuable upon the exercise of stock options that are currently exercisable.

(15)	Consists of (i) 8,000 shares of restricted stock owned by Mr. Stanley, and (ii) 40,000 shares issuable upon the exercise of stock options that are currently exercisable.

(16)	Consists of (i) 48,000 shares of restricted stock, (ii) 180,544 shares owned directly, and (iii) 2,240,833 shares issuable upon the exercise of stock options that are currently exercisable.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our accounting and financial reporting process on behalf of our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the operating effectiveness of the Company's internal controls over financial reporting and for issuing a report thereon.
Based on the Audit Committee’s:

•	Review of our audited consolidated financial statements for our fiscal year ended September 30, 2012;

•	Discussions with our management regarding our audited consolidated financial statements;

•
Discussion with our independent registered public accounting firm regarding matters required to be discussed by the Statement on Auditing Standards No. 61 (“The Auditor’s Communication With Those Charged With Governance”), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from our independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning its independence, and has discussed with their independence from the Company and its management; and

•	Other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements as of and for our fiscal year ended September 30, 2012, be included in our Annual Report on Form 10-K for our fiscal year ended September 30, 2012, for filing with the SEC.
AUDIT COMMITTEE
Robert D. Repass, Chairman
Justin A. Orlando
Michael J. Maples, Sr.

EXECUTIVE OFFICERS
Set forth below is information regarding the executive officers of the Company as of December 12, 2012. Each officer holds office until the earlier of (1) the due election of such officer’s successor, and (2) such officer’s death, resignation or removal from office. There are no family relationships among any of our executive officers and directors.

Name	Age	Positions and Offices
Patrick J. Ramsey	38	President, Chief Executive Officer and Director
Adam Chibib	46	Senior Vice President and Chief Financial Officer
Mick D. Roemer	60	Senior Vice President, Sales
Joaquin J. Aviles	52	Vice President, Technology

Patrick J. Ramsey became our President and Chief Executive Officer and was appointed to serve as a director in September 2010, after serving as the Interim President and Chief Executive Officer since March 2010 and Chief Operating Officer of the Company since September 2008. Previously, Mr. Ramsey was employed as the Vice President and Executive Associate to the Vice Chairman of Harrah’s from November 2007 through September 2008, where he worked on domestic and international development, design and construction, and sports and entertainment. Prior to joining the corporate office of Harrah’s in Las Vegas, Mr. Ramsey worked as the Vice President of Slot Operations, Slot Performance, and Security Operations at Caesars Atlantic City (May 2006‑November 2007), a casino. Mr. Ramsey has held several other positions with Harrah’s, including roles in the Central Division headquarters based in Memphis (November 2004‑May 2006) and at several of the Chicagoland properties (June 2003‑November 2004). Mr. Ramsey received a B.A. in Economics from Harvard University and an MBA from the Kellogg School of Management at Northwestern University.
Adam Chibib was appointed Chief Financial Officer in February 2009. Mr. Chibib brings over 20 years of financial management and technology industry experience to the Company, as well as relevant public company experience. Prior to joining us, Mr. Chibib ran a financial consulting practice as a sole proprietor, where he assisted early-stage technology companies with debt and equity fund raising, business model and process improvement implementation, and merger and acquisition advisory services. Mr. Chibib previously served as Chief Financial Officer at NetSpend Corporation, a privately-held processor and marketer of prepaid debit cards (June 2007‑July 2008); as Interim Chief Financial Officer at Internet RIET, an Internet media company that owns and manages domain names, while also working as a consultant with GrowLabs, LLC, an investor in technology companies (January 2006‑June 2007); as Chief Financial Officer at Tippingpoint Technologies, a network-based security hardware manufacturer (January 2004‑January 2006); as Chief Financial Officer at Waveset Technologies, a security software company (April 2003‑December 2003); and as Chief Financial Officer at BroadJump, Inc., a developer of broadband network management tools and software for broadband service providers (November 1998‑March 2003). In addition, as Controller at Tivoli Systems, a private software company for infrastructure management sold to IBM in 1996 (February 1997‑January 1999), Mr. Chibib’s responsibilities included managing the worldwide accounting and treasury functions. Mr. Chibib has also held various positions, including senior level positions, at Coopers & Lybrand, LLP and Price Waterhouse, LLP, global professional services firms. Mr. Chibib received a B.B.A. in Accounting from the University of Texas at Austin. Mr. Chibib is a Certified Public Accountant.
Mick D. Roemer became our Senior Vice President of Sales in January 2009. He has more than 27 years of gaming equipment sales and marketing experience. Mr. Roemer consulted with the Company beginning in May 2008 in support of the Company’s efforts to expand its penetration into the Class III gaming market. Prior to 2007, Mr. Roemer served as Senior Vice President of Sales, Marketing and Product Development for Bally Technologies (2000-2007). Mr. Roemer also previously served in various positions for International Game Technologies (IGT) including Vice President of Sales and Vice President of Marketing where he directed the development and launch of products like Megabuck, Wheel of Fortune and the iGame video slot series. Mr. Roemer worked with IGT for 13 years beginning in 1984. He has also served as Vice President of Sales for Powerhouse Technologies (previously VLC – Video Lottery Consultants), manufacturers of gaming machines and systems, and Senior Vice President and General Manager of Anchor Gaming, a supplier and operator of gaming machines and equipment throughout Nevada and the United States; and he maintains his position as President of Roemer Gaming LLC, a Nevada licensed manufacturer, operator and distributor. Mr. Roemer holds a B.S. in Marketing from Oklahoma State University.
Joaquin J. Aviles joined the Company in 2009 as Vice President of Technology, currently with 27 years of experience in systems architecture, embedded software development and platform manufacturing. Prior to joining the Company, Mr. Aviles was employed at Storspeed Incorporated, a manufacturer of network file systems and storage products, as Vice President of Engineering from 2007 to 2009. From 2001 to 2006, Mr. Aviles was employed as Vice President of Engineering by Tippingpoint Technologies Incorporated, a network security company acquired by 3Com Corporation, later acquired in 2010 by Hewlett Packard, a manufacturer of communications and information technology networking products. From 1998 to 2001, Mr. Aviles was employed as Director of Engineering by Cisco Systems, Inc., a manufacturer of communications and information technology networking products. Mr. Aviles has participated in fund raising activities to Venture Capital firms and individual investors and has been involved in the early stages of four start-ups at Compaq Computers, a computer and networking peripherals company, in the early 1990s, Cisco in the late 1990s, and 3Com in the early 2000s. Mr. Aviles is holder of multiple approved patents and architect of 10Gbit Ethernet Network Devices and System on a Chip (SOC) Application Specific Integrated Circuit (ASIC) currently in use by the networking, security and digital storage markets. Mr. Aviles holds a BS in Electronic Engineering from the Florida International University in Miami, Florida.
Certain Relationships and Related Transactions
Related-party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. The Audit Committee reviews and approves related-party transactions. The Audit Committee has adopted written policies and procedures for the approval or ratification of such related party transactions. For the purposes of the policy, a related party transaction is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 in any one fiscal year, and in which any related party had, has or will have a direct or indirect material interest. The Company’s legal staff, in consultation with the Company’s finance team, is primarily responsible for developing and implementing processes and procedures to obtain information regarding related parties with respect to potential related party transactions. If the legal staff determines that a transaction or relationship is a related party transaction, management presents to the Audit Committee each such related party transaction, including all relevant facts and circumstances relating thereto. In addition, the Company's Regulatory Compliance Committee may review such transactions if deemed appropriate by the Company's General Counsel or Chief Compliance Officer.
If a related party transaction subject to review directly or indirectly involves a member of either committee (or an immediate family member or domestic partner), the remaining committee members will conduct the review. In evaluating a related-party transaction involving a director, executive officer, or their immediate family members, the Audit Committee considers, among other factors, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and reviews the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics.
To receive Audit Committee approval, related party transactions must have a Company business purpose and be on terms that are fair and reasonable to the Company, and as favorable to the Company as would be available from non-related entities in comparable transactions. The Audit Committee also requires that the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities.
During fiscal year 2012, the Company entered into sales orders with Salesforce.com pursuant to an agreement entered into with Salesforce in June 2009. One of the Company’s directors, Mr. Stanley, became a director of the Company in March 2010 and became an officer of Salesforce.com in December 2010. During fiscal year 2012, the Company paid approximately $150,000 for services to Salesforce.com. Because Mr. Stanley does not have an indirect material interest, this agreement is not considered a related party transaction under the rules of the SEC and did not require review by the Audit Committee pursuant to the written related party policies and procedures established by the Audit Committee.
In addition, our Bylaws require us to indemnify our employees, including our directors and executive officers, to the fullest extent permitted by Texas law. We have entered into indemnification agreements with all of our directors and certain of our executive officers and have purchased directors’ and officers’ liability insurance. In addition, our articles of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.
Equity Compensation Plans
The following table summarizes information about common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of September 30, 2012. The following equity compensation plans were approved by shareholders: the 2012 Equity Incentive Plan; the Consolidated Equity Incentive Plan; the 2000 Stock Option Plan; the 2001 Stock Option Plan, the 2002 Stock Option Plan; and the 2003 Outside Directors Stock Plan.
Equity awards are currently awarded under the 2012 Equity Incentive Plan, which was adopted by the Company’s shareholders on February 1, 2012. Shareholders approved the issuance of 1,900,000 shares pursuant to the 2012

Equity Incentive Plan. Shares granted in connection with options and rights are counted as one share against the aggregate number of shares and any shares granted with respect to any awards other than options shall be counted against the aggregate share limit as 1.58 shares for every one share of common stock subject thereto. The number of common shares available for issuance as of September 30, 2012 is 1,617,460.
Equity awards granted to the executive officers and other employees generally vest over four years and options expire seven or ten years from the date of grant. The exercise price of stock options granted to executive officers is equal to the market value of a share of the Company’s common stock on the date of grant. Therefore, our executive officers will receive no benefit from the stock options unless the quoted market price of a share of common stock exceeds the exercise price.
The 2008 Employment Inducement Award Plan was not approved by shareholders. No shares remain available for issuance under this plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options (1)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (#)
Equity compensation plans approved by security holders(2)	3,676,787 (3)	$5.93	1,617,460
Equity compensation plans not approved by security holders (4)	315,343	$3.32	—
Total	3,992,130	$5.72	1,617,460

(1)	The weighted average exercise price does not take into account the shares issuable upon outstanding RSUs vesting, which have no exercise price.

(2)
During fiscal 2012, all grants were made from the 2012 Equity Incentive Plan. Shareholders approved the issuance of 1,900,000 shares pursuant to the 2012 Equity Incentive Plan. The number of common shares available for issuance as of September 30, 2012 is 1,617,460.

(3)	Includes 120,000 shares granted under the 2012 Equity Incentive Plan that are issuable upon RSUs vesting. The remaining balance consists of outstanding stock options.

(4)
Represents the shares subject to options outstanding pursuant to one of the Company's previous equity plans, the 2008 Employment Inducement Award Plan. No additional options will be granted under this plan. The 2008 Employment Inducement Award Plan was approved by the independent members of the Board. Under this plan, the Company was permitted to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other stock-based or cash-based awards to new employees where the grant of such awards is an inducement material to the employee’s entering into employment with the Company in accordance with Nasdaq Marketplace Rules. As of September 30, 2012, options to acquire 315,343 shares were outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance
The members of our Board of Directors, the executive officers, and persons who beneficially own more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which requires them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon the copies of Section 16(a) reports which we prepared or for which we received from such persons, we believe that all reporting requirements under Section 16(a) for fiscal year 2012 were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The Company had an exceptional 2012 fiscal year as the Company outperformed each of its stated financial goals and shareholder return results grew over $11 per share, or 289%, from the end of fiscal 2011 to the end of fiscal 2012, as further set forth in the chart below. In determining executive compensation for the 2012 fiscal year, the Compensation Committee reviewed the Company’s strong financial performance, noted that the Company had achieved each of its corporate financial goals and that the annual executive cash incentive plan established in September 2011 exclusively for the 2012 fiscal year properly set forth these goals. In addition, the Compensation Committee considered individual performance metrics set forth in the annual executive cash incentive plan and the executives' strong individual performance against those metrics. Accordingly, the Compensation Committee determined that payments to the named executive officers pursuant to the 2012 Executive Incentive Plan should be made, with few modifications. The following chart summaries key financial and performance results for 2012 compared to 2011 and 2010 (dollars in millions except per share and percentage data):

Year Ended September 30,
	2012	% Change	2011	% Change	2010
Revenue	$156.2	22.1%	$127.9	8.5%	$117.9
Net Income	$28.2	394.7%	$5.7	119.2%	$2.6
GAAP earnings per share	$0.96	380.0%	$0.20	122.2%	$0.09
Price per share at September 30(1)	$15.73	289.4%	$4.04	9.2%	$3.70

(1)	Based on the closing price on the last trading day of the fiscal year on the Nasdaq market.
Our approach to executive compensation is to provide total compensation opportunities at the 25th to 50th percentile of our peer group and applicable survey data, in the aggregate, and reward those individuals if they are successful in achieving our particular business goals for that particular fiscal year. The Compensation Committee considers, among other things, the Company’s performance and relative shareholder return, the value of similar incentive awards to executives at comparable companies, and the compensation set forth in the executive employment agreements.
After a review of the Company’s performance, the Compensation Committee made the following major decisions with regard to executive pay during fiscal year 2012:

•	salaries for each of the named executive officers were increased;

•
with a few exceptions, annual incentives were paid at target and stretch levels, based primarily on the achievement of operating goals, including net income, revenue and product performance/development, as well as individual performance by our executives and the Company’s stock price appreciation;

•	executive officers were granted equity incentive awards in the form of restricted stock units in recognition of fiscal year 2012; and

•	a clawback provision has been included in all award agreements for awards made to the named executive officers and to all awards made under the 2012 Equity Incentive Plan.

The following compensation discussion and analysis discusses our executive compensation programs for fiscal year 2012. This section focuses on the compensation decisions made for the following individuals who were our named executive officers as of September 30, 2012 and are referred to as the named executive officers:

Name	Title
Patrick J. Ramsey	Director, President and Chief Executive Officer
Adam Chibib	Senior Vice President and Chief Financial Officer
Mick Roemer	Senior Vice President – Sales
Joaquin J. Aviles	Vice President – Technology
Jerome R. Smith (1)	Former Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

(1)
Mr. Smith resigned as the Company’s Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary effective as of October 8, 2012. Mr. Smith is currently employed, on a full-time basis, with the Company as its Legal Strategic Advisor-M&A, IP, and Compliance and reports to the Chief Executive Officer.

Philosophy and Objectives of Compensation
The Company’s executive officer compensation program is designed to attract, reward, motivate, and retain top executives and to provide appropriate incentives for achieving Company goals and objectives and to align our executive officers’ interests with those of our shareholders. A significant portion of each executive's pay is based on corporate performance. Compensation reflects the value of performance and rewards superior performance while limiting rewards for performance below targets. The Compensation Committee favors a performance-based compensation that is aggressive, but achievable without excessive risk taking.
The Compensation Committee rewards our executive officers in the form of base salaries, cash bonus, equity awards and through a long term incentive program. In order to tie a substantial portion of the named executive officers’ total compensation with the Company’s performance, the Company’s compensation program rewards annual performance through an annual cash bonus program and annual grants of equity awards and rewards long-term performance through a long term incentive program. In addition, these time-based awards provide an incentive for our named executive officers to remain with and provide value to the Company.
Recognizing that the Company has undergone significant change over the last few years, including turnover at executive level and downsizing of the Company, the Compensation Committee intends that the Company’s programs retain the executive team and position the Company for future growth. The Compensation Committee recognizes that the industry sector in which we operate is both highly competitive and is challenged by significant legal and regulatory uncertainty. In addition, the technology-related experience and skills of our executive officers have applications to many other industry sectors besides our own. As a result, there is substantial demand for qualified, experienced executive personnel of the type we need to achieve our objectives. The Compensation Committee considers it crucial that the Company be assured of retaining and rewarding our senior executives, who are essential to the attainment of our long-term goals. For these reasons, the Compensation Committee believes the Company’s executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, and complexity of operations and strives to create a total compensation package that is generally at the 25th to 50th percentile of our peer group and applicable survey data, in the aggregate, with an emphasis on equity compensation.
The Compensation Committee believes that the elimination of tax gross ups is an important revision of executive compensation and for each executive employment agreement that has been materially amended, the Company has negotiated such gross-up provisions out of the agreements. This includes Mr. Ramsey, Mr. Chibib and Mr. Aviles, each of whom assumed new responsibilities, and Mr. Smith, who joined the Company effective September 30, 2011. Mr. Roemer, who executed his agreement in January of 2009, continues to have a gross up provision, as no material modifications to his agreement have been made. Any new executive employment agreement will not and has not included such a provision and the Compensation Committee has determined to remove such provisions in future agreements with current executives when material terms or conditions are renegotiated.
Compensation Methodology
Roles and Responsibilities. Our executive officer compensation program is administered by our Compensation Committee. The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. During early fiscal year 2012, the Compensation Committee engaged the services of Radford Consulting, or Radford, a national executive compensation consulting firm, to review and provide recommendations concerning the Company’s compensation structure, including long term incentive programs for the executive officers, compensation for the Company's non-employee directors, and an equity incentive plan. Radford reviewed overall compensation levels, peer group and survey information and practices, and trends in long-term incentives as well as a competitive compensation assessment. In reviewing and making recommendations regarding the design of compensation programs, Radford considered our compensation philosophy and the balance between company objectives, value to employees, and program costs.
Radford performed services solely on behalf of the Compensation Committee and has no other relationships with the Company or management except as it may relate to performing such services. The Compensation Committee has assessed the independence of Radford pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Radford from independently representing the Compensation Committee. Radford assisted the Compensation Committee in establishing the Company's peer companies for purposes of analyzing our executive compensation programs and practices. Radford also assisted the Compensation Committee in analyzing our non-employee director compensation programs and practices against those of our peers. The Compensation Committee considered the recommendations of Radford when making salary adjustments for our named executive officers, equity award grants, including types of awards, director compensation and developing the 2012 Equity Incentive Plan and the Long Term Incentive Program.
The base salary and bonus opportunity of our Chief Executive Officer and our other named executive officers’ are set forth in their respective executive employment agreements by the Compensation Committee from time-to-time. The Compensation Committee is responsible for developing annual performance goals and objectives and the periodic review and approval of our President and Chief Executive Officer’s total compensation, including annual incentive bonus structure and equity-based incentive compensation, based on these goals and objectives, which review is conducted in executive session without the Chief Executive Officer present.
Our President and Chief Executive Officer makes recommendations to the Compensation Committee regarding salary and bonus payments for the named executive officers, other than himself. In addition, our President and Chief Executive Officer, Chief Financial Officer, and Senior Vice President of Sales make recommendations on performance goals and provide information and recommendations as to whether performance goals were achieved. The Compensation Committee evaluates these recommendations and approves the compensation for the named executive officers.
The Compensation Committee also acts as the oversight committee with respect to our equity compensation plans and incentive plans covering executive officers and other senior management. The Compensation Committee charter provides that the committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee. In overseeing the plans, the Compensation Committee delegates authority for day-to-day administration to the Vice President - Human Resources and selection of participants, determination of award levels within set parameters, and approval of award documents to our Chief Executive Officer, except for awards to the named executive officers, whose awards are determined by the Compensation Committee.
Peer Groups. During fiscal year 2012, the Compensation Committee, with Radford's assistance, established a group of similarly situated public peer companies in order to periodically assess market practices and compensation design. The approved named peer group established by the Compensation Committee contains 16 companies and consists of the following companies: Bally Technologies, Inc., Boyd Gaming Corporation, Canterbury Park Holding Corporation, Churchill Downs Incorporated, Dover Downs Gaming & Entertainment, Inc., Gaming Partners International, Inc., Global Cash Access Holdings, Inc., Glu Mobile Inc., International Game Technology, Scientific Games Corporation, Shuffle Master, Inc., Take-Two Interactive Software, Inc., TransAct Technologies, Inc., and WMS Industries, Inc.
In addition, Radford supplemented the above named peer group information with published survey data in order to provide a broader market representation of companies and deeper position reporting. The two global surveys consist of one survey group of public software companies with revenue between $50 million and $500 million, which contained 76 companies; and a second survey group of gaming, entertainment, animation companies with revenue between $50 million and $2.5 billion, which contains 12 companies, namely: Autodesk, Inc., BMC Software, Inc., Coinstar Inc., Dreamworks Animation SKG, Inc., International Game Technology, Konami Gaming, Inc., Leapfrog Enterprises, Inc., McAfee, Inc., Namco Bandai Games America, Inc., Take Two Interactive Software, Inc., THQ Inc., and WMS Gaming, Inc.
Results of Shareholder Advisory Vote on Executive Compensation
The Compensation Committee considered and discussed the results of the most recent shareholder advisory vote on executive compensation as well as the determinations made by Radford and the Company’s strong fiscal year in determining executive compensation during fiscal year 2012. At our 2012 Annual Meeting of Shareholders, 66% of the shareholders who cast a vote approved our executive compensation policies.

Elements of Executive Compensation and 2012 Compensation
The total compensation program for the named executive officers consists of salary, annual incentives, long-term incentives, and other benefits.
Base Salary. Base salaries are paid to our executive officers to provide an appropriate fixed component of compensation. The Compensation Committee considers a number of factors in determining base salaries of named executive officers, including the officer’s responsibilities, job complexity, tenure, individual job performance, measurable contribution to our success, special circumstances, and pay levels of similar positions with comparable companies in the industry. The amount of salary for our named executive officers is based upon the levels agreed to in their respective executive employment agreements, as amended from time-to-time. In addition to annual reviews, the Compensation Committee may, at any time, review the salary of an executive officer who has received a significant promotion, whose responsibilities have been increased significantly, or who is the object of competitive recruitment. Any adjustments are based on increases in job performance of the executive officer over time, and the expansion of duties and responsibilities, if any. No pre-determined weight or emphasis is placed on any one of these factors.
The following table summarizes the adjustments made to base salaries for each of the named executive officers during the fiscal year ended September 30, 2012, based on recommendations and analysis received from Radford:

Name and Position	Annual Base Salary Effective 9/30/2011	Adjustments	Annual Base Salary Effective 9/30/2012
Patrick J. Ramsey (1) President and Chief Executive Officer	$375,000	$75,000	$450,000
Adam Chibib (2) Senior Vice President, Chief Financial Officer	$325,000	$50,000	$375,000
Mick D. Roemer (3) Senior Vice President, Sales	$212,000	$57,860	$269,860
Joaquin J. Aviles (4) Vice President, Technology	$237,000	$25,000	$262,000
Jerome R. Smith (5) Former Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	$260,000	$7,800	$267,800

(1)
On February 1, 2012, after the Company’s annual shareholder meeting and in light of Radford’s analysis, the Company’s first quarter financial results, and the Chief Executive Officer’s contributions to the Company’s performance, the Compensation Committee increased the annual base salary of Mr. Ramsey to $450,000, effective as of February 1, 2012.

(2)
On May 2, 2012, after a review of the Company’s performance for the first half of fiscal year 2012 and the contributions of Mr. Chibib, the Compensation Committee increased the annual base salary of Mr. Chibib, effective as of May 3, 2012.

(3)
Mr. Roemer’s base salary increase was the result of a 3% base salary increase and a restructuring of his bonus commission. Specifically, his previously guaranteed commission of $50,000 was moved into his base salary. The Compensation Committee also determined to adjust Mr. Roemer’s commission schedule from a quarterly to annual commission based on net expansion in lieu of sales.

(4)
On May 2, 2012, after a review of the Company’s performance for the first half of fiscal year 2012 and the contributions of Mr. Aviles, the Compensation Committee increased the annual base salary of Mr. Aviles, effective as of May 3, 2012.

(5)
Mr. Smith's base salary increase was the result of a 3% base salary increase. Effective October 8, 2012, Mr. Smith resigned as the Company’s Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary and the Company entered into an employment agreement with Mr. Smith, which replaced his executive employment agreement dated September 30, 2011 and provides that Mr. Smith shall receive a monthly salary of $25,000. Mr. Smith is currently employed, on a full-time basis, with the Company as its Legal Strategic Advisor-M&A, IP, and Compliance, reporting to the Chief Executive Officer.

In addition, during the Compensation Committee’s last meeting of fiscal year 2012, on September 10, 2012, upon Mr. Ramsey's recommendation for those named executive officers other than himself, and after conducting a review of Radford's analysis, the Company’s projected performance for the fiscal year ended 2012 (a 394.7% increase in net income, a 380.0% increase in GAAP earnings per share, and a 22.1% increase in revenue), and individual effort and contributions, the Compensation Committee determined to increase the salaries of the named executive officers, other than the Chief Financial Officer, for the 2013 fiscal year, effective as of October 1, 2012, the first day of the Company’s 2013 fiscal year; specifically, Mr. Ramsey’s salary increased from $450,000 to $550,000; Mr. Smith’s salary increased from $267,800 to $300,000; Mr. Roemer’s salary increased from $269,860 to $280,000; and Mr. Aviles’ salary increased from $262,000 to $270,000.
The Company believes that the salaries of its executive officers are appropriate, competitive, and necessary to retain the caliber of executive-level talent that our executive officers possess. In making these decisions, the Company took into account the factors and considerations discussed in the “Compensation Discussion and Analysis” in the Company’s most recent proxy statement.
Annual Executive Cash Incentive Plan. The Company’s annual incentive program is designed to reward performance on an annual basis. Because of the variable nature of the program, and because in any given year bonuses have the potential to comprise a significant component of an executive's total compensation, the bonus program represents an important incentive tool to achieve the Company’s annual objectives and to attract, motivate and retain executive talent.
Our annual incentive program is modified annually, prior to the fiscal year, in order to incorporate the Company’s operating goals for the upcoming fiscal year and align the named executive officer's individual objectives and company performance objectives to such goals. The annual incentive program has historically implemented the target and stretch bonus structure set forth in the respective executive employment agreements of each of the named executive officers, and is comprised of two possible components: a target payment and a stretch payment.
For fiscal year 2012, the target payment for the named executive officers was determined, and based, in part, on individual performance metrics (1/3 of the target payment), and whether the Company’s operating goals were met for each of net income, revenue and product performance/development (2/3 of the target payment). Target payments are determined as a percentage of base salary (100% for Mr. Ramsey and 60% for each of the other named executive officers).
Net income, revenue and product performance/development were selected as the Company's performance measures because they reflect the financial focus of the Company and align the program with the Company’s key business goals. Each of the net income, revenue and performance/development targets were based on the Company’s 2012 financial plan with a net income goal of $7.4 million and revenue goal of $132 million. The Company exceeded these goals, and net income and revenue increased 394.7% and 22.1%, respectively, from the prior year period. Company performance/development targets included the successful launch at a significant customer facility, revenue for specific products, revenue and product placement for a specific significant customer, field trial goals, submission of Company product to testing labs, and a specified number of installs of certain product at year end. The Compensation Committee felt that these goals would motivate the named executive officers to achieve important milestones important to the Company.
Individual goals for the named executive officers, excluding Mr. Smith, who, pursuant to his agreement effective October 8, 2012, received a stated payment in lieu of participating in the 2012 Annual Executive Cash Incentive Plan, included for Mr. Ramsey: financial, strategic, and operational performance goals; for Mr. Chibib: capital allocation, corporate infrastructure, product quality and leadership; for Mr. Roemer: product placement goals in current and new jurisdictions and sales team expansion and for Mr. Aviles: product development and deployment goals, with Mr. Ramsey to make the final recommendation to the Board of Directors on each of the named executive officers, except for himself.
For the named executive officers to have received any portion of the stretch payment of the annual incentive, the net income goal must have been met and exceeded. Stretch payments are determined as a percentage of base salary (100% for Mr. Ramsey and 40% for each of the other named executive officers). Once the net income target was met, the stretch funding was based on stock price appreciation for the 2012 fiscal year from September 30, 2011 to September 28, 2012. The following table shows the stock price appreciation goals for fiscal 2012 for the stretch payment portion of the 2012 Executive Cash Incentive Plan. The Company’s share price was $4.04 on September 30, 2011 and was $15.73 on September 28, 2012, a 289.4% increase; therefore, the Company met the stretch goal at 100%.

	Minimum Threshold	Target Threshold
Change in Stock Price	12%	25%
Stretch Bonus Awarded	25%	100%

Based on the above-described Company performance and individual performance adjustments, fiscal year 2012 bonuses under the 2012 Executive Cash Incentive Plan for the named executive officers were as follows:

	Fiscal 2012 Bonus Eligible Salary	Target Payment Goal (% of Base Salary)	Stretch Payment Goal (% of Base Salary)	Target Bonus Earned ($)	Stretch Bonus Earned($)	Total ($)
Patrick J. Ramsey President and Chief Executive Officer	450,000	100%	100%	442,500	450,000	892,500
Adam Chibib Senior Vice President, Chief Financial Officer	375,000	60%	40%	225,000	150,000	375,000
Mick D. Roemer Senior Vice President, Sales	269,860	60%	40%	161,916	107,944	269,860
Joaquin J. Aviles Vice President, Technology	262,000	60%	40%	138,860	104,800	243,660
TOTAL						1,781,020
Pursuant to his agreement effective October 8, 2012, Mr. Smith received a payment of $100,000 on the date the Company's executives received payments pursuant to the 2012 Annual Executive Cash Incentive Plan.
Long Term Incentive Program. In December 2011, our Compensation Committee approved a Long Term Incentive Program (“LTIP”) as part of the 2012 Equity Incentive Plan. Under the LTIP, each of our named executive officers, except Mr. Smith, will be eligible to earn (and if earned, due to be paid at the end of fiscal year 2014) certain performance based share awards and performance based cash awards based upon a three year performance period beginning on October 1, 2011 and ending on September 30, 2014. Pursuant to his employment agreement, effective as of October 8, 2012, Mr. Smith is not eligible to earn any payment pursuant to the LTIP. Awards made pursuant to the LTIP are in addition to the other equity grants described below under Equity-Based Incentives. The intent of the LTIP is to compensate the executive team at the 50th percentile if long term objectives are achieved, in the most aggressive scenario.
The performance share awards may be earned based upon a three year performance cycle commencing October 1, 2011 and ending on September 30, 2014 upon the achievement of certain average stock prices for our common stock, based incrementally on the compounded annual growth rate of our common stock, with 50%, 75% and 100% of the performance share awards being granted based on the achievement of certain average increasingly higher stock prices (each, a “Trigger Price”) measured over the last three months of the performance cycle. In addition, the awards shall be issued at the applicable percentage levels in the event of a change in control at a price per share at or above the applicable Trigger Price prior to the expiration of the performance cycle. The amounts shown are at the 100% level; the actual amount could be less depending on the specific Trigger Price. All performance shares are fully vested if and when issued. The cash awards will be earned upon our attainment of certain levels of cumulative revenue and cumulative earnings per share as measured over the performance cycle. The amount of each cash award will be determined based upon the actual cumulative revenue and earnings per share over the 3 year performance cycle relative to the minimum, target and maximum performance goals established by the Compensation Committee. In the event of a change in control prior to the expiration of the performance period, the cash awards shall be paid out at the target level. The amount and applicable percentages of the performance share awards and minimum, target and maximum cash awards for each of the named executive officers is set forth in the table below:

Name and Position	Number of Performance- Shares To Be Granted(1)	Cash Award – Threshold(2)	Cash Award – Target(2)	Cash Award –Maximum(2)
Patrick J. Ramsey President and Chief Executive Officer	60,000	$500,000	$1,000,000	$2,000,000
Adam Chibib Senior Vice President, Chief Financial Officer	35,000	$250,000	$500,000	$1,000,000
Mick D. Roemer Senior Vice President, Sales	35,000	$166,667	$333,333	$666,666
Joaquin J. Aviles Vice President, Technology	35,000	$166,667	$333,333	$666,666

(1)
Awards reflect performance share grants which may be earned based upon a three year performance cycle commencing October 1, 2011 and ending on September 30, 2014 upon the achievement of certain average stock prices for our common stock, based incrementally on the compounded annual growth rate of our common stock, with 50%, 75% and 100% of the performance share awards being granted based on the achievement of certain average increasingly higher stock prices (each, a “Trigger Price”) measured over the last three months of the performance cycle. In addition, the awards shall be issued at the applicable percentage levels in the event of a change in control at a price per share at or above the applicable Trigger Price prior to the expiration of the performance cycle. The amounts shown are at the 100% level; the actual amount could be less depending on the specific Trigger Price. All performance shares are fully vested if and when issued.

(2)
The cash awards correlate to the minimum, target and maximum revenue and earnings per share levels. The actual awards will be interpolated between the threshold, target and maximum levels of the revenue and earnings per share actually attained.

Other Equity-Based Incentives. In determining the Company’s long-term incentive programs, the Compensation Committee is guided by the belief that through providing a meaningful portion of an executive officer's compensation in stock, his incentives are aligned with our shareholders' interests in a manner that drives better performance over time. In setting individual award levels, important considerations include effective retention, performance, incentives necessary for strong future performance and issues of internal equity. The Compensation Committee generally grants equity awards annually to the named executive officers, at the end of the company’s fiscal year. Because the Company engaged Radford at the beginning of fiscal year 2011, the Compensation Committee determined to not grant its annual option awards in September as it had historically done, but instead determined to grant these options awards after the review the Company’s compensation practices and granted these option awards in December 2012 in recognition of services for fiscal year 2011. Based on discussions with Radford, the Compensation Committee determined to deliver equity in the form of restricted stock units to the named executive officers in recognition of services for fiscal year 2012 and accordingly granted restricted stock units in September 2012, at the end of fiscal year 2012.
For fiscal year 2012, total equity-based awards granted to all employees equaled 1,145,500 options, 120,000 restricted stock units, and 48,000 shares of restricted stock, including a grant of (i) 250,000 options to Mr. Smith pursuant to his September 30, 2011 executive employment agreement with the Company; (ii) 150,000 options to Mr. Ramsey and 75,000 options to each of Messrs. Chibib, Roemer, and Aviles, granted in fiscal year 2012 but intended as an award for fiscal year 2011; and (iii) 40,000 restricted stock units to Mr. Ramsey and 20,000 restricted stock units to each of Messrs. Chibib, Smith, Roemer, and Aviles in recognition of the 2012 fiscal year. Other than these equity awards, no other awards were made to our named executive officers during the fiscal year ended September 30, 2012.
The Compensation Committee believes that the grant of stock options and other equity-based awards to our officers and employees serves several important compensation objectives. The Company expects to continue to issue stock options to new employees as they are hired, as well as grant other or other equity-based awards, such as restricted stock units, to current employees and executive officers as incentives from time to time. Our rationale for granting stock options and other equity-based awards is as follows:

•	We believe that stock options and other equity-based awards are highly effective at aligning the long-term interests of our executive officers with the interests of our shareholders;

•	The grant of stock options and equity-based awards to executive officers assists us in achieving our growth and attaining our business objectives;

•	Stock options and equity-based awards enhance the Company’s ability to attract and retain experienced executive talent in the gaming and technology industry; and

•
We regularly face significant legal, regulatory and competitive challenges to our business that require extraordinary commitments of time and expertise by our executive officers, who have met these challenges and made these extraordinary commitments, largely because of their vested interest in rewards and incentive provided by the historical and prospective grant of stock options.

The Company’s equity-based incentive awards are designed to comply with Section 162(m) of the IRS code to allow tax deductibility of the awards. The equity awards granted during fiscal year 2012 were awarded under the Company’s 2012 Equity Incentive Plan, which was adopted by the Company’s shareholders on February 1, 2012. Stock option grants to executive officers and other employees have historically consisted of a combination of incentive stock options, or ISOs, and nonqualified stock options, or NSOs. The use of ISOs has allowed recipients to take advantage of certain tax benefits the ISOs afford under Section 422 of the Internal Revenue Code (and any successor provision of the Code having a similar intent). Equity grants to current employees are generally granted at a meeting set at least two weeks in advance. Options have an exercise price per share equal to the closing selling price of our common stock on the Nasdaq Global Select Market as of the effective date of grant, which price is deemed the fair market value of each such share of common stock on the date of grant.
Benefit Programs and Perquisites
We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package and that will permit us to attract and retain highly-qualified executives. These benefits include health and welfare benefits, and a retirement and savings plan. Each of these benefits is described below.
Health and Welfare Benefits. The Company’s benefits program is designed to provide employees (including the executive officers) and their families with security and well being, and is an important part of the total compensation package. These benefits are divided into the following major categories:

•	Health Care Benefits – medical, dental and vision insurance coverage;

•	Life and Disability Benefits – basic, optional life and accident insurance as well as short and long-term disability coverage;

•	Flexible Spending Accounts – health care and dependent care tax-free accounts; and

•	Work Life Benefits – employee assistance with everyday issues, financial and legal issues, parenting, childcare, education and elder care.
In addition, the named executive officers are entitled to an annual physical exam and the Company provides Mr. Ramsey with term life insurance. Other than the physical exam and Mr. Ramsey’s life insurance, the named executive officers participate in the above listed benefits programs on the same relative basis as our other employees.
Retirement and Savings. The Company maintains an employee retirement and savings plan pursuant to Section 401(k) of the Internal Revenue Code, or the 401(k) Plan. The purpose of the 401(k) Plan is to permit employees, including executive officers, to accumulate funds for retirement on a tax-advantaged basis. Specifically, the 401(k) Plan permits each eligible employee to contribute on a pre-tax basis a portion of his compensation to the 401(k) Plan (for calendar year 2012, the maximum amount of compensation that may be contributed to the 401(k) Plan was $17,000, except for those employees greater than 50 years of age, who are eligible to take advantage of an additional $5,000 contribution per year). During the fiscal year ended September 30, 2012, the Company made a matching contribution to the 401(k) Plan that is equal to 50% of the first 4% of compensation contributed by employees to the 401(k) Plan.
The Company does not maintain a tax-qualified defined benefit retirement plan. In addition, the Company does not maintain any non qualified supplemental retirement plans or deferred compensation plans for the executive officers.
Perquisites. The Company does not provide any material perquisites to executive officers.
Clawback Provisions and Hedging
Awards made pursuant to the 2012 Equity Incentive Plan and the December 2011 option awards to the named executive officers have a clawback provision in the event that any exercise, payment or delivery made pursuant to the award which is subject to recovery under any law (including, without limitation, the Dodd Frank Wall Street and Consumer Protection Act of 2010 and the Sarbanes Oxley Act of 2002), government regulation, stock exchange listing requirement, or Company policy may be subject to such clawbacks or deductions as the Company may determine are required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

Under our Policy on Insider Trading, our directors, executives and other employees are prohibited from transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, or engaging in short sales involving Company stock. Pursuant to the policy, the Company strongly discourages engaging in hedging transactions involving Company stock or derivatives.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The Company is party to executive employment agreements with certain of its executive officers, including the named executive officers. Generally, the executive employment agreements are similar for all applicable executives, with the exception of Mr. Smith who tendered his resignation as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, effective as of October 8, 2012. Mr. Smith entered into a separate agreement with the Company at that time, which provides for Mr. Smith's employment, on a full-time basis, as Legal Strategic Advisor-M&A, IP, and Compliance, reporting directly to the Chief Executive Officer. For all other named executive officers, in the event that the executive is dismissed without cause or resigns for good reason, he is entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment, which is designed to replicate the cash compensation (base salary and bonus) plus certain benefits. The executive employment agreements for Messrs. Ramsey, Chibib, and Aviles provide that these payments and benefits would be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code. The executive employment agreement with Mr. Roemer provides that if any payment or distribution by the Company to him would be subject to any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code, he is entitled to receive additional payment equal to the excise tax. See below for a more detailed description of the executive employment agreements, including the definitions of change in control, cause and good reason, and the compensation and benefits that could be paid under each executive employment agreement to the applicable named executive officer.
The purpose of the executive employment agreements is to provide reasonable personal protection to each covered executive in the context of an actual or potential change in control of the Company, and thereby eliminate or significantly reduce any distraction that might otherwise be caused by uncertainty over the executive’s personal employment and financial circumstances. The Compensation Committee believes that the structure of the executive employment agreements provides the appropriate level of protection to the executive for that critical period following a change in control, at a reasonable cost to the Company.
The executive employment agreements and the equity award agreements entered into by our named executive officers provide that, in the event that, within one year after a change of control, either the named executive officer is terminated without cause, or the named executive officer resigns for good reason, the executive shall acquire a vested interest in, and, in the case of immediately exercisable options, the Company’s repurchase rights shall terminate with respect to all unvested option shares covered by the option. For awards granted under the Company’s Consolidated Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan, award agreements for the named executive officers generally accelerate and vest in the event of death or disability if the person is an officer of the Company at the time of the death or disability.
In each of the executive employment agreements of our named executive officers, change of control is defined as (a) the consummation of a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than a sale, transfer or disposition to an entity, at least 50% of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale; or (c) any transaction or series of related transactions within a period of 12 months pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(l) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires (other than directly from the Company) beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 35% of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions. The definition in the executive employment agreements of Mr. Chibib and Mr. Aviles also includes the following proviso: “provided, however, that the event constituting such Change of Control also constitutes a ‘change in the ownership or effective control’ or ‘in the ownership of a substantial portion of the assets’ of the Company.”

The Compensation Committee continues to assess the reasonableness of the executive employment agreements and continues to consider whether any changes are appropriate going forward. The following paragraphs provide summaries of the executive employment agreements with each of the named executive officers.
Agreements with Patrick J. Ramsey. On September 19, 2010, the Company entered into an amended and restated executive employment agreement with Mr. Ramsey, which sets forth certain terms and conditions relating to his employment as the Company’s President and Chief Executive Officer. Mr. Ramsey’s amended and restated executive employment agreement provides that he will receive an initial annual base salary of $375,000, as amended from time-to-time, and subject to covenants in the amended and restated executive employment agreement and in an Agreement Regarding Proprietary Developments, Confidential Information and Non-Solicitation. Mr. Ramsey’s annual salary is subject to an annual review by the Board of Directors or the Compensation Committee. In addition, Mr. Ramsey has an opportunity to earn an annual bonus equal to 100% of his base salary upon achievement of certain performance targets approved by the Company’s Board of Directors, and up to a maximum of 200% of his base salary for overachievement of such performance targets. The amended and restated executive employment agreement also specifies that Mr. Ramsey will be eligible to enroll in the Company’s benefit programs and vacation policies as they are established from time-to-time for senior-level executive employees.
Mr. Ramsey will serve as President and Chief Executive Officer until his successor is chosen and qualified or until his death, resignation, retirement, disqualification or removal. In the event of Mr. Ramsey’s death or disability, voluntary termination, or termination for cause (each as defined within the amended and restated executive employment agreement), he shall not be entitled to receive any severance, other than accrued but unpaid salary, vacation, vested benefits, and unreimbursed expenses. Further, the Company’s other obligations under the amended and restated executive employment agreement shall cease. In the event of Mr. Ramsey’s termination without cause or his termination of employment for good reason, the Company shall pay Mr. Ramsey two years of base salary continuation and two years of target bonus; and if Mr. Ramsey elects to continue health coverage under COBRA, the Company will pay the premiums in an amount sufficient to maintain the level of health benefits in effect on his last day of employment, for a period of up to one year after the termination. The same termination benefits would apply in the event of Mr. Ramsey’s termination without cause or his termination for good reason, within one year following a change of control (as defined within the amended and restated executive employment agreement). In addition, equity awards granted to Mr. Ramsey would become fully vested in the event of his termination without cause or his termination for good reason, within one year following a change of control. The Company’s obligation to provide the severance benefits set forth above is contingent upon Mr. Ramsey’s execution of a mutual release of claims satisfactory to the Company.
Good reason is defined in Mr. Ramsey’s amended and restated executive employment agreement as (i) the assignment to Mr. Ramsey of duties materially adverse to his status as Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities, duties or authority; (ii) a reduction by the Company in Mr. Ramsey’s then base salary or target bonus, a material reduction in other benefits, or the failure by the Company to pay Mr. Ramsey any material portion of his current compensation when due; (iii) a requirement that Mr. Ramsey report to a primary work location that is more than 50 miles from the Company’s current location in Austin, Texas, or in Las Vegas, Nevada; (iv) a requirement that Mr. Ramsey may not have a secondary office located in Las Vegas, Nevada; (v) the Company requiring Mr. Ramsey to be based anywhere other than the location of the Company’s principal offices in Austin, Texas or in Las Vegas, Nevada; or (vi) the failure of Mr. Ramsey and any successor company following a Change of Control either to (A) maintain (through assignment, transfer or otherwise) his amended and restated executive employment agreement in full force and effect, or (B) reach a mutually agreeable new employment agreement, so long as Mr. Ramsey is willing and able to execute a new agreement that substantially provides similar terms and conditions to his amended and restated executive employment agreement. Cause means termination based on any one of the following, as determined in good faith by the Board of Directors:  (i) any intentional act of misconduct or dishonesty by Mr. Ramsey in the performance of his duties under the executive employment agreement; (ii) any willful failure or refusal by Mr. Ramsey to attend to his duties under the employment agreement; (iii) any material breach of the executive employment agreement; (iv) Mr. Ramsey’s conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude; or (v) Mr. Ramsey’s unsatisfactory performance of his duties as determined by the Board of Directors and failure of Mr. Ramsey to improve such performance in the reasonable judgment of the Board of Directors following the 30-day period after Mr. Ramsey is provided written notice of such unsatisfactory performance.
Agreements with Adam Chibib. On October 31, 2010, the Company entered into an amended and restated executive employment agreement with Mr. Chibib which amended and restated Mr. Chibib’s original executive employment agreement. Mr. Chibib’s amended and restated executive employment agreement provides that he will receive an initial annual base salary of $325,000, as amended from time-to-time, and subject to covenants in the amended and restated executive employment agreement and in an Agreement Regarding Proprietary Developments, Confidential

Information and Non-Solicitation. The annual salary will be subject to an annual review by the Company’s Chief Executive Officer. In addition, he has an opportunity to earn an annual bonus equal to 60% of his base salary upon achievement of certain performance targets approved by the Company’s Chief Executive Officer, and up to a maximum of 100% of his base salary for overachievement of such performance targets. The amended and restated executive employment agreement also specifies that Mr. Chibib will be eligible to enroll in the Company’s benefit programs and vacation policies as they are established from time-to-time for senior-level executive employees.
Mr. Chibib will serve as Senior Vice President and Chief Financial Officer until his successor is chosen and qualified or until his death, disability, resignation, retirement, disqualification or removal. In the event of Mr. Chibib’s death or disability, voluntary termination, or termination for cause (each as defined within the amended and restated executive employment agreement), he shall not be entitled to receive any severance, other than accrued but unpaid salary, vacation, vested benefits, and unreimbursed expenses. Further, the Company’s other obligations under the amended and restated executive employment agreement shall cease. In the event of Mr. Chibib’s termination without cause or his termination of employment for good reason, the Company shall pay Mr. Chibib two years of base salary continuation and two years of target bonus; and if Mr. Chibib elects to continue health coverage under COBRA, the Company will pay the premiums in an amount sufficient to maintain the level of health benefits in effect on his last day of employment, for a period of up to one year after the termination. The same termination benefits would apply in the event of Mr. Chibib’s termination without cause or his termination for good reason, within one year following a change of control (as defined within the amended and restated executive employment agreement). In addition, equity awards granted to Mr. Chibib would become fully vested in the event of his termination without cause or his termination for good reason, within one year following a change of control. The Company’s obligation to provide the severance benefits set forth above is contingent upon Mr. Chibib’s execution of a mutual release of claims satisfactory to the Company.
Good reason is defined in Mr. Chibib’s amended and restated executive employment agreement as (1) the assignment to Mr. Chibib of duties materially adverse to his status as Chief Financial Officer of the Company or a material adverse alteration in the nature or status of his responsibilities, duties or authority; (2) a reduction by the Company in Mr. Chibib’s then base salary or target bonus, a material reduction in other benefits, or the failure by the Company to pay Mr. Chibib any portion of his current compensation when due; (3) a requirement that Mr. Chibib report to a primary work location that is more than fifty (50) miles from the Company’s current location in Austin, Texas; or (4) the failure of Mr. Chibib and any successor company either to (A) maintain (through assignment, transfer or otherwise) his executive employment agreement in full force and effect, or (B) reach a mutually agreeable new employment agreement, so long as Mr. Chibib is willing and able to execute a new agreement that substantially provides similar terms and conditions to his executive employment agreement.  Cause means termination based on any one of the following, as determined in good faith by the Board of Directors:  (i) any intentional act of misconduct or dishonesty by Mr. Chibib in the performance of his duties under the agreement; (ii) any willful failure or refusal by Mr. Chibib to attend to his duties under the agreement; (iii) any material breach of the agreement; (iv) Mr. Chibib’s conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude; or (v) Mr. Chibib’s unsatisfactory performance of his duties as determined by the Chief Executive Officer and failure of Mr. Chibib to improve such performance in the reasonable judgment of the Chief Executive Officer following the thirty (30)-day period after Mr. Chibib is provided written notice of such unsatisfactory performance.
Agreements with Mick Roemer. On December 30, 2010, the Company and Mr. Roemer entered into an amendment of Mr. Roemer’s executive employment agreement in order to cause such agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
On January 12, 2009, the Company entered into an executive employment agreement with Mr. Roemer, which sets forth certain terms and conditions relating to his employment as Senior Vice President of Sales of the Company. Mr. Roemer’s executive employment agreement provides that he will receive an initial annual base salary of $200,000, as amended from time-to-time, and subject to covenants in the executive employment agreement and in an Agreement Regarding Proprietary Developments, Confidential Information and Non-Solicitation. The annual salary will be subject to an annual review by the Company’s Chief Executive Officer. Mr. Roemer has an opportunity to earn a commission and an annual bonus equal to 60% of his base salary upon achievement of certain performance targets approved by the Company’s Chief Executive Officer, and up to a maximum of 100% of his base salary for overachievement of such performance targets. The executive employment agreement also specifies that Mr. Roemer will be eligible to enroll in the Company’s benefit programs and vacation policies as they are established from time-to-time for senior-level executive employees.
Mr. Roemer will serve as Senior Vice President of Sales until his successor is chosen and qualified or until his death, resignation, retirement, disqualification or removal. In the event of Mr. Roemer’s death or disability, voluntary termination, or termination for cause (each as defined within the executive employment agreement), he shall not be entitled to receive any severance, other than accrued but unpaid salary, vacation, vested benefits, and unreimbursed expenses. Further, the Company’s other obligations under the executive employment agreement shall cease. In the event of Mr. Roemer’s termination without cause or his termination of employment for good reason, the Company shall pay Mr. Roemer two years of base salary continuation and two years of target bonus and if Mr. Roemer elects to continue health coverage under COBRA, the Company will pay the premiums in an amount sufficient to maintain the level of health benefits in effect on his last day of employment, for a period of up to one year after the termination. The same termination benefits would apply in the event of Mr. Roemer’s termination without cause or his termination for good reason, within one year following a change of control (as defined within the executive employment agreement). In addition, equity awards granted to Mr. Roemer would become fully vested in the event of his termination without cause or his termination for good reason, within one year following a change of control. The Company’s obligation to provide the severance benefits set forth above is contingent upon Mr. Roemer’s execution of a mutual release of claims satisfactory to the Company. In addition, Mr. Roemer is eligible to receive a gross-up payment in the event that any payment by the Company to or for the benefit of Mr. Roemer is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
Good reason is defined in Mr. Roemer’s agreement as (i) the assignment to Mr. Roemer of duties materially adverse to his status as Senior Vice-President of Sales or a material adverse alteration in the nature or status of his responsibilities, duties or authority; (ii) a material reduction by the Company in Mr. Roemer’s then base salary, target bonus, or incentive bonus, a material reduction in other benefits, or the failure by the Company to pay Mr. Roemer any material portion of his current compensation when due; (iii) a requirement that Mr. Roemer report to a primary work location that is more than 50 miles from the Company’s current location in Austin, Texas or any office located in Reno or Las Vegas, Nevada; (iv) the Company requiring Mr. Roemer either to be based anywhere other than the location of the Company’s principal offices in Austin, Texas or any office located in Reno or Las Vegas, Nevada (except for required travel in the Company’s business to an extent substantially consistent with Mr. Roemer’s present business obligations); or (v) the failure of Mr. Roemer and any successor company following a change of control either to (A) maintain (through assignment, transfer or otherwise) his executive employment agreement in full force and effect, or (B) reach a mutually agreeable new employment agreement. Cause means termination based on any one of the following, as determined in good faith by the Chief Executive Officer: (i) any intentional act of misconduct or dishonesty by Mr. Roemer in the performance of his duties under the agreement; (ii) any willful failure or refusal by Mr. Roemer to attend to his duties under the agreement; (iii) any material breach of the agreement; (iv) Mr. Roemer’s conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude; or (v) Mr. Roemer’s unsatisfactory performance of his duties as determined by the Chief Executive Officer and failure of Mr. Roemer to improve such performance in the reasonable judgment of the Chief Executive Officer following the thirty (30)-day period after Mr. Roemer is provided written notice of such unsatisfactory performance.
Agreements with Joaquin J. Aviles. On October 31, 2010, the Company entered into an amended and restated executive employment agreement with Mr. Aviles which amended and restated Mr. Aviles’ original executive employment agreement. Mr. Aviles’ amended and restated executive employment agreement provides that he will receive an initial annual base salary of $237,000, as amended from time-to-time, and subject to covenants in the amended and restated executive employment agreement and in an Agreement Regarding Proprietary Developments, Confidential Information and Non-Solicitation. The annual salary will be subject to an annual review by the Company’s Chief Executive Officer. In addition, pursuant to a compensation committee resolution, Mr. Aviles has an opportunity to earn an annual bonus equal to 60% of his base salary upon achievement of certain performance targets approved by the Company’s Chief Executive Officer, and up to a maximum of 100% of his base salary for overachievement of such performance targets. The amended and restated executive employment agreement also specifies that Mr. Aviles will be eligible to enroll in the Company’s benefit programs and vacation policies as they are established from time-to-time for senior-level executive employees.
Mr. Aviles will serve as Vice President, Technology until his successor is chosen and qualified or until his death, disability, resignation, retirement, disqualification or removal. In the event of Mr. Aviles’ death or disability, voluntary termination, or termination for cause (each as defined within the amended and restated executive employment agreement), he shall not be entitled to receive any severance, other than accrued but unpaid salary, vacation, vested benefits, and unreimbursed expenses. Further, the Company’s other obligations under the amended and restated executive employment agreement shall cease. In the event of Mr. Aviles’ termination without cause or his termination of employment for good reason, the Company shall pay Mr. Aviles two years of base salary continuation and two years of target bonus; and if Mr. Aviles elects to continue health coverage under COBRA, the Company will pay the premiums in an amount sufficient to maintain the level of health benefits in effect on his last day of employment, for a period of up to one year after the termination. The same termination benefits would apply in the event of Mr. Aviles’ termination without cause or his termination for good reason, within one year following a change of control (as defined within the amended and restated executive employment agreement). In addition, equity awards granted to Mr. Aviles would become fully vested in the event of his termination without cause or his termination for good reason within one year following a change of control. The Company’s obligation to provide the severance benefits set forth above is contingent upon Mr. Aviles’ execution of a mutual release of claims satisfactory to the Company.
Good reason is defined in Mr. Aviles’ amended and restated executive employment agreement as (1) the assignment to Mr. Aviles of duties materially adverse to his status as Vice President of Technology or a material adverse alteration in the nature or status of his responsibilities, duties or authority; (2) a reduction by the Company in Mr. Aviles’ then base salary or target bonus, a material reduction in other benefits, or the failure by the Company to pay Mr. Aviles any portion of his current compensation when due; (3) a requirement that Mr. Aviles report to a primary work location that is more than fifty (50) miles from the Company's current location in Austin, Texas; or (4) the failure of Mr. Aviles and any successor company either to (A) maintain (through assignment, transfer or otherwise) his executive employment agreement in full force and effect, or (B) reach a mutually agreeable new employment agreement, so long as Mr. Aviles is willing and able to execute a new agreement that substantially provides similar terms and conditions to his agreement. Cause means termination based on any one of the following, as determined in good faith by the Chief Executive Officer: (i) any intentional act of misconduct or dishonesty by Mr. Aviles in the performance of his duties under the agreement; (ii) any willful failure or refusal by Mr. Aviles to attend to his duties under the agreement; (iii) any material breach of the agreement; (iv) Mr. Aviles’ conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude; or (v) Mr. Aviles’ unsatisfactory performance of his duties as determined by the Chief Executive Officer and failure of Mr. Aviles to improve such performance in the reasonable judgment of the Chief Executive Officer following the thirty (30)‑day period after Mr. Aviles is provided written notice of such unsatisfactory performance.
Agreement with Jerome R. Smith. Effective October 8, 2012, the Company entered into an agreement with Mr. Smith, which superseded Mr. Smith’s prior executive employment agreement with the Company. Pursuant to the agreement, Mr. Smith’s options will become fully vested in the event of his termination without cause or his resignation for good reason within one year following a change of control.
Prior to October 8, 2012, Mr. Smith’s executive employment agreement dated September 30, 2011 provided that he will receive an initial annual base salary of $260,000, as amended from time-to-time, and subject to covenants in the amended and restated executive employment agreement and in an Agreement Regarding Proprietary Developments, Confidential Information and Non-Solicitation. The annual salary was subject to an annual review by the Company’s Chief Executive Officer. In addition, Mr. Smith had an opportunity to earn an annual bonus equal to 60% of his base salary upon achievement of certain performance targets approved by the Company’s Chief Executive Officer, and up to a maximum of 100% of his base salary for overachievement of such performance targets. The executive employment agreement also specifies that Mr. Smith was eligible to enroll in the Company’s benefit programs and vacation policies as they are established from time-to-time for senior-level executive employees.
Pursuant to Mr. Smith's prior executive employment agreement, in the event of Mr. Smith’s death or disability, voluntary termination, or termination for cause (each as defined within his prior executive employment agreement), he was not entitled to receive any severance, other than accrued but unpaid salary, vacation, vested benefits, and unreimbursed expenses. Further, the Company’s other obligations under the executive employment agreement were to cease. In addition, pursuant to Mr. Smith's prior executive employment agreement, Mr. Smith would have been entitled to some severance payments as of September 30, 2012. In the event of Mr. Smith’s termination without cause or his termination of employment for good reason on September 30, 2012, the Company would have been required to pay Mr. Smith one year of base salary continuation and one year of target bonus; and if Mr. Smith elected to continue health coverage under COBRA, the Company would have been required to pay the premiums in an amount sufficient to maintain the level of health benefits in effect on his last day of employment, for a period of up to one year after the termination. In the event of Mr. Smith's termination without cause or his termination for good reason, within one year following a change of control (as defined within his prior executive employment agreement) on September 30, 2012, the Company would have paid to Mr. Smith two years of base salary continuation and two years of target bonus; and if Mr. Smith had elected to continue health coverage under COBRA, the Company would have been required to pay the premiums in an amount sufficient to maintain the level of health benefits in effect on his last day of employment, for a period of up to one year after the termination. In addition, in such a scenario, equity awards granted to Mr. Smith would have become fully vested in the event of his termination without cause or his termination for good reason within one year following a change of control. The Company’s obligation to provide the severance benefits set forth above would have been contingent upon Mr. Smith's execution of a mutual release of claims satisfactory to the Company.
Change-in-Control Benefits. Generally, the Company does not provide executive officers with any special benefits that are triggered solely upon a change-in-control. However, upon a change-in-control, virtually all of the Company’s outstanding stock options held by our executive officers become fully vested if such options are neither assumed nor continued in connection with the change of control or if within one year of a change-in-control either the executive is terminated or resigns for good reason. Change-in-control generally refers to certain corporate transactions involving the Company such as a merger or consolidation, sale of assets, dissolution or the acquisition by any person of at least 51% of our voting stock. The Compensation Committee believes that for senior executives, including the named executive officers, accelerated vesting of stock options in the event of a change-in-control is generally appropriate because in some change-in-control situations, equity of the target company is canceled making immediate acceleration necessary in order to preserve the value of the option grants. In addition, the Company relies on long-term incentive awards to provide our executive officers with the opportunity to accumulate substantial resources to fund their retirement income, and the Compensation Committee believes that a change-in-control event is an appropriate liquidation point for awards designed for such purpose.
Potential Termination Payments
This section describes and quantifies potential payments that may be made or benefits that may provided to each named executive officer at, following, or in connection with the resignation, severance, retirement, or other termination of the named executive officer or a change of control of the Company. For this purpose, it is assumed that each of the foregoing events occurred on the last day of the Company’s fiscal year ended September 30, 2012. The determination of potential payments and benefits is based on specific factors and assumptions which are further discussed below. Since these factors and assumptions are subject to change, the payments and benefits that may actually be made to a named executive officer may differ materially from the payments and benefits disclosed in this section.
Patrick J. Ramsey

Termination Event	Cash Severance (1) ($)	Acceleration and Other Benefits from Equity Awards ($)	Other (2) ($)	Total ($)
Retirement	—	—	—	—
Death or Disability (3)	—	2,386,788	—	2,386,788
Voluntary Resignation	—	—	—	—
Termination for Cause	—	—	—	—
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason	1,800,000	—	14,949	1,814,949
Change in Control without Termination	—	—	—	—
Termination without Cause following a Change in Control	1,800,000	6,159,613 (4)	14,949	7,974,562

(1)	Represents two year base salary continuation and two year target bonus.

(2)
If Mr. Ramsey elects to continue health coverage under COBRA, for a period of up to one year after termination, the Company will pay Mr. Ramsey’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Mr. Ramsey’s last day of employment.

(3)	Represents awards granted under the Company’s Consolidated Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan.

(4)
The amounts reflect the aggregate in-the-money value of all nonvested outstanding stock options, based on the Company’s closing share price of $15.73 on September 28, 2012, the last day of the Company's fiscal year. If Mr. Ramsey’s options are neither assumed nor continued pursuant to a change of control; or, within one year of a change of control, if Mr. Ramsey is terminated without cause or resigns for good reason, all of Mr. Ramsey’s stock options and awards of restricted stock units would immediately vest.

Adam Chibib

Termination Event	Cash Severance (1) ($)	Acceleration and Other Benefits from Equity Awards ($)	Other (2)($)	Total ($)
Retirement	—	—	—	—
Death or Disability (3)	—	1,021,673	—	1,021,673
Voluntary Resignation	—	—	—	—
Termination for Cause	—	—	—	—
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason	1,200,000	—	15,416	1,215,416
Change in Control without Termination	—	—	—	—
Termination without Cause following a Change in Control	1,200,000	2,798,507 (4)	15,416	4,013,923

(1)	Represents two year base salary continuation and two year target bonus.

(2)
If Mr. Chibib elects to continue health coverage under COBRA, for a period of up to one year after termination, the Company will pay Mr. Chibib’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Mr. Chibib’s last day of employment.

(3)	Represents awards granted under the Company’s Consolidated Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan.

(4)
The amounts reflect the aggregate in-the-money value of all nonvested outstanding stock options, based on the Company’s closing share price of $15.73 on September 28, 2012, the last day of the Company's fiscal year. If Mr. Chibib’s options are neither assumed nor continued pursuant to a change of control; or, within one year of a change of control, if Mr. Chibib is terminated without cause or resigns for good reason, all of Mr. Chibib’s stock options and awards of restricted stock units would immediately vest.

Mick Roemer

Termination Event	Cash Severance (1) ($)	Acceleration and Other Benefits from Equity Awards ($)	Other (2)(3) ($)	Total ($)
Retirement	—	—	—	—
Death or Disability (4)	—	723,233	—	723,233
Voluntary Resignation	—	—	—	—
Termination for Cause	—	—	—	—
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason	864,000	—	9,917	873,917
Change in Control without Termination	—	—	—	—
Termination without Cause following a Change in Control	864,000	1,689,575 (5)	9,917	2,563,492

(1)	Represents two year base salary continuation and two year target bonus.

(2)
If Mr. Roemer elects to continue health coverage under COBRA, for a period of up to one year after termination, the Company will pay Mr. Roemer’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Mr. Roemer’s last day of employment.

(3)
Mr. Roemer is eligible to receive a gross-up payment in the event that any payment by the Company to or for the benefit of Mr. Roemer is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

(4)	Represents awards granted under the Company’s Consolidated Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan.

(5)
The amounts reflect the aggregate in-the-money value of all nonvested outstanding stock options, based on the Company’s closing share price of $15.73 on September 28, 2012, the last day of the Company's fiscal year. If Mr. Roemer’s options are neither assumed nor continued pursuant to a change of control; or, within one year of a change of control, if Mr. Roemer is terminated without cause or resigns for good reason, all of Mr. Roemer’s stock options and awards of restricted stock units would immediately vest.

Joaquin J. Aviles

Termination Event	Cash Severance (1) ($)	Acceleration and Other Benefits from Equity Awards ($)	Other (2)($)	Total ($)
Retirement	—	—	—	—
Death or Disability (3)	—	822,713	—	822,713
Voluntary Resignation	—	—	—	—
Termination for Cause	—	—	—	—
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason	838,400	—	14,949	853,349
Change in Control without Termination	—	—	—	—
Termination without Cause following a Change in Control	838,400	2,044,056 (4)	14,949	2,897,405

(1)	Represents two year base salary continuation and two year target bonus.

(2)
If Mr. Aviles elected to continue health coverage under COBRA, for a period of up to one year after termination, the Company would pay Mr. Aviles’ premiums, in an amount sufficient to maintain the level of health benefits in effect on Mr. Aviles’ last day of employment.

(3)	Represents awards granted under the Company’s Consolidated Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan.

(4)
The amounts reflect the aggregate in-the-money value of all nonvested outstanding stock options, based on the Company’s closing share price of $15.73 on September 28, 2012, the last day of the Company's fiscal year. If Mr. Aviles’ options are neither assumed nor continued pursuant to a change of control; or, within one year of a change of control, if Mr. Aviles is terminated without cause or resigns for good reason, all of Mr. Aviles’ stock options and awards of restricted stock units would immediately vest.

Jerome R. Smith (1)

Termination Event	Cash Severance ($)	Acceleration and Other Benefits from Equity Awards($)	Other (2) ($)	Total ($)
Retirement	—	—	—	—
Death or Disability (3)	—	805,075	—	805,075
Voluntary Resignation	—	—	—	—
Termination for Cause	—	—	—	—
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason (4)	428,480	—	164	428,644
Change in Control without Termination	—	—	—	—
Termination without Cause following a Change in Control (5)	856,960	2,545,850 (6)	164	3,402,974

(1)
Mr. Smith resigned as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, effective October 8, 2012. The information contained in this table assumes that each of the events occurred on the last day of the Company’s fiscal year ended September 30, 2012, prior to his resignation and termination of the executive employment agreement. Mr. Smith is currently employed, on a full-time basis, with the Company as its Legal Strategic Advisor-M&A, IP, and Compliance and reports to the Chief Executive Officer.

(2)
If Mr. Smith elected to continue health coverage under COBRA, for a period of up to one year after termination, the Company would have paid Mr. Smith’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Mr. Smith’s last day of employment.

(3)	Represents awards granted under the Company’s Consolidated Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan.

(4)	Represents one year base salary continuation and one year target bonus.

(5)	Represents two years base salary continuation and two years target bonus.

(6)
The amounts reflect the aggregate in-the-money value of all nonvested outstanding stock options, based on the Company’s closing share price of $15.73 on September 28, 2012, the last day of the Company's fiscal year. If Mr. Smith’s options were neither assumed nor continued pursuant to a change of control; or, within one year of a change of control, if Mr.

Smith is terminated without cause or resigns for good reason, all of Mr. Smith’s stock options would have immediately vested.
Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to our Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Income related to stock options granted under our equity compensation plans generally qualifies for an exemption from these restrictions imposed by Section 162(m). In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

Summary Compensation Table
The following summary compensation table sets forth information concerning aggregate compensation earned by or paid to (i) the individual serving as our Chief Executive Officer during our 2012 fiscal year, (ii) the individual serving as our Chief Financial Officer during our 2012 fiscal year, and (iii) our three other highly compensated executive officers who served in such capacities at the end of fiscal year 2012. We refer to these individuals in fiscal year 2012 as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4)($)	All Other Compensation ($)	Total ($)
Patrick J. Ramsey	2012	450,000	—	623,200(5)	589,890(6)	892,500	18,043(7)	2,573,651
President and Chief Executive	2011	375,000	929,574	—	—	—	255,255(8)	1,559,829
Officer	2010	338,943	592,500	—	1,416,520	—	17,707	2,365,670

Adam Chibib	2012	375,000	—	311,600(9)	294,945(10)	375,000	*	1,356,545
Senior Vice President and	2011	325,000	483,379	—	298,440	—	*	1,106,819
Chief Financial Officer	2010	250,000	295,000	—	116,688	—	*	661,688

Mick D. Roemer	2012	269,860	108,800(11)	311,600(9)	294,945(10)	269,860	26,200(12)	1,281,265
Senior Vice President - Sales	2011	212,000	407,560	—	—	—	*	619,560
	2010	200,000	290,000	—	116,688	—	*	606,688

Joaquin J. Aviles	2012	262,000	—	311,600(9)	294,945(10)	243,660	11,685(13)	1,123,890
Vice President - Technology	2011	237,000	352,495	—	99,480	—	*	688,975

Jerome R. Smith (14)	2012	267,800	—	311,600(9)	493,475(15)	100,000	111,592(16)	1,284,467
Former Senior Vice President, General Counsel and Corporate Secretary
* Perquisites and other personal benefits provided to such named executive officer had a total value of less than $10,000.

(1)
Bonus for fiscal year 2011 includes the December 31, 2010 retention bonus payment pursuant to a retention plan as well as amounts earned on September 30, 2011 pursuant to the Company’s 2011 Executive Cash Incentive Plan. Fiscal year 2010 includes the March 31, 2010 and June 30, 2010 payments paid under the retention plan.

(2)
Amounts disclosed in the “Stock Awards” column relate to grants of restricted stock units under the Company’s 2012 Equity Incentive Plan on September 11, 2012 for the 2012 fiscal year. With respect to each stock option grant, the amounts disclosed generally reflect the fair value of option awards as of the grant date for all options issued in the respective fiscal year, disregarding any estimate of forfeitures related to serviced-based vesting conditions, in accordance with ASC Topic 718 “Compensation-Stock Comparison”. Generally, ASC Topic 718 “Compensation-Stock Comparison” requires the full grant-date fair value of a stock option award to be amortized and recognized as compensation cost over the service period that relates to the award. Note 1, “Summary of Significant Accounting Policies,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 sets forth the relevant assumptions used to determine the valuation of our stock option awards.

(3)
Amounts disclosed in the “Option Awards” column relate to grants of stock options. Stock options granted on December 12, 2011 are reflected in the 2012 fiscal year, although the grant was an award for service for the 2011 fiscal year. With respect to each stock option grant, the amounts disclosed generally reflect the fair value of option awards as of the grant date for all options issued in the respective fiscal year, disregarding any estimate of forfeitures related to serviced-based vesting conditions, in accordance with ASC Topic 718 “Compensation-Stock Comparison”. Generally, ASC Topic 718 “Compensation-Stock Comparison” requires the full grant-date fair value of a stock option award to be amortized and recognized as compensation cost over the service period that relates to the award. Note 1, “Summary of Significant Accounting Policies,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 sets forth the relevant assumptions used to determine the valuation of our stock option awards.

(4)	Amounts earned on September 30, 2012 pursuant to the Company’s 2012 Executive Cash Incentive Plan are included in the 2012 fiscal year.

(5)
Represents restricted stock award of 40,000 shares of our common stock that vest 25% after one year, and will continue to vest in equal quarterly installments during each of the following three years beginning on September 12, 2013.

(6)
Represents options to acquire 150,000 shares of our common stock that vest 25% after one year, and will continue to vest in equal quarterly installments during each of the following three years beginning on December 12, 2012 for service during fiscal year 2011.

(7)
Amounts disclosed in the “All Other Compensation” column for Mr. Ramsey in fiscal year 2012 include Company contributions to the 401(k) Plan account of $11,285; automobile reimbursement of $3,822; and $2,936 for premiums for term life insurance for Mr. Ramsey.

(8)	Amounts disclosed in the “All Other Compensation” column for Mr. Ramsey in fiscal year 2011 include a payment in connection with the unwinding of certain stock options.

(9)
Represents restricted stock award of 20,000 shares of our common stock that vest 25% after one year, and will continue to vest in equal quarterly installments during each of the following three years beginning on September 12, 2013.

(10)
Represents options to acquire 75,000 shares of our common stock that vest 25% after one year, and will continue to vest in equal quarterly installments during each of the following three years beginning on December 12, 2012 for service during fiscal year 2011.

(11)	Represents commission payment of $108,800.

(12)	Amounts disclosed in the “All Other Compensation” column for Mr. Roemer in fiscal year 2012 include Company contributions to the 401(k) Plan account of $26,200.

(13)	Amounts disclosed in the “All Other Compensation” column for Mr. Aviles in fiscal year 2012 include Company contributions to the 401(k) Plan account of $11,685.

(14)
Effective October 8, 2012, Mr. Smith resigned as the Company’s Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer. Pursuant to his agreement effective October 8, 2012, Mr. Smith received a payment of $100,000 on the date the Company's executives received payments pursuant to the 2012 Annual Executive Cash Incentive Plan. Mr. Smith is currently employed, on a full-time basis, with the Company as its Legal Strategic Advisor-M&A, IP, and Compliance and reports to the Chief Executive Officer.

(15)
Represents options to acquire 250,000 shares of our common stock pursuant to Mr. Smith’s employment agreement that vest 25% after one year, and will continue to vest in equal quarterly installments during each of the following three years beginning on September 30, 2012.

(16)
Amounts disclosed in the “All Other Compensation” column for Mr. Smith in fiscal year 2012 include Company contributions to the 401(k) Plan account of $6,592, relocation expense reimbursement of $100,000 and $5,000 in temporary living expenses. Both relocation and temporary living expense reimbursements were made pursuant to Mr. Smith’s Executive Employment Agreement dated as of September 30, 2011.

Grants of Plan-Based Awards in Our Fiscal Year Ended September 30, 2012
The following table provides information regarding grants of plan-based awards made to each of the named executive officers during the fiscal year ended September 30, 2012.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Mr. Ramsey	12/12/2011	—	—	—	—	—	—	—	150,000	7.73	$589,890
	09/10/2012	—	—	—	—	—	—	40,000	—	—	$623,200
	9/22/2011(4)	—	450,000	900,000	—	—	—	—	—	—	—
	12/12/2011(5)	500,000	1,000,000	2,000,000	30,000	60,000	60,000	—	—	—	—
Mr. Chibib	12/12/2011	—	—	—	—	—	—	—	75,000	7.73	$294,945
	09/10/2012	—	—	—	—	—	—	20,000	—	—	$311,600
	9/22/2011(4)	—	225,000	375,000	—	—	—	—	—	—	—
	12/12/2011(5)	250,000	500,000	1,000,000	17,500	35,000	35,000	—	—	—	—
Mr. Roemer	12/12/2011	—	—	—	—	—	—	—	75,000	7.73	$294,945
	09/10/2012	—	—	—	—	—	—	20,000	—	—	$311,600
	9/22/2011(4)	—	161,916	269,860	—	—	—	—	—	—	—
	12/12/2011(5)	166,667	333,333	666,666	17,500	35,000	35,000	—	—	—	—
Mr. Aviles	12/12/2011	—	—	—	—	—	—	—	75,000	7.73	$294,945
	09/10/2012	—	—	—	—	—	—	20,000	—	—	$311,600
	9/22/2011(4)	—	157,200	262,000	—	—	—	—	—	—	—
	12/12/2011(5)	166,667	333,333	666,666	17,500	35,000	35,000	—	—	—	—
Mr. Smith(6)	10/03/2011	—	—	—	—	—	—	—	250,000	3.88	$493,475
	09/10/2012	—	—	—	—	—	—	20,000	—	—	$311,600
	9/22/2011(4)	—	160,680	267,800	—	—	—	—	—	—	—
	12/12/2011(5)	166,667	333,333	666,666	17,500	35,000	35,000	—	—	—	—

(1)
On September 10, 2012, the Compensation Committee approved the grant of an award of restricted stock units to the named executive officers, including 40,000 restricted stock units to Mr. Ramsey and 20,000 restricted stock units to each of Messrs. Chibib, Roemer, Aviles, and Smith in recognition for services for the 2012 fiscal year. The restricted stock units vest 25% after one year, and will continue to vest in equal quarterly installments during each of the following three years. All awards were issued under the Company’s 2012 Equity Incentive Plan.

(2)
On December 12, 2011, the Compensation Committee approved a grant of an option to purchase 150,000 shares for Mr. Ramsey, and an option to purchase 75,000 shares for each of Messrs. Chibib, Roemer and Aviles, in recognition for services for the 2011 fiscal year. The options are immediately exercisable, but will vest 25% after one year, and will continue to vest in equal quarterly installments during each of the following three years. All awards were issued under the Company’s Consolidated Equity Incentive Plan. Mr. Smith received a grant of an option to purchase 250,000 shares pursuant to his executive employment agreement, dated September 30, 2011.

(3)	The amounts disclosed in the “Grant date fair value of stock and option awards” column were computed in accordance with ASC Topic 718 “Compensation-Stock Comparison”.

(4)
These amounts represent threshold, target and maximum amounts that could have been earned for fiscal 2012 pursuant to the 2012 Executive Cash Incentive Plan. Actual amounts earned are included in the Summary Compensation Table above. A detailed description of the 2012 Executive Cash Incentive Plan is discussed above in the section entitled "Elements of Executive Compensation - Annual Cash Incentive Plan".

(5)
These amounts represent amounts and shares that may be earned pursuant to the LTIP for the three year performance period beginning on October 1, 2011 and ending on September 30, 2014. Such amounts, if earned during the three year performance period, will be paid at the end of the three year performance period. A detailed description of the LTIP is discussed above in the section titled "Elements of Executive Compensation - Long Term Incentive Program".

(6)
Effective October 8, 2012, Mr. Smith resigned as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary and ceased to be an executive officer of the Company. Mr. Smith is currently employed, on a full-time basis, with the Company as its Legal Strategic Advisor-M&A, IP, and Compliance and reports to the Chief Executive Officer.

Outstanding Equity Awards at Our Fiscal Year Ended September 30, 2012
The following table provides information concerning the current holdings of stock options and restricted stock units by the named executive officers as of September 30, 2012. This table includes unexercised and unvested equity awards. Individual equity grants are shown separately for each named executive officer.

		Option Awards			Equity Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Mr. Ramsey	09/14/2008	150,000	4.45	09/13/2015	—	—	—	—
	09/30/2009	65,000	5.12	09/30/2016	—	—	—	—
	09/19/2010	580,000	3.85	09/19/2017	—	—	—	—
	12/12/2011	150,000	7.73	12/12/2018	—	—	—	—
	09/10/2012	—	—	—	40,000	629,200	—	—
	12/12/2011	—	—	—	—	—	60,000	943,000
Mr. Chibib	02/02/2009	100,000	1.71	02/02/2016	—	—	—	—
	09/30/2009	33,333	5.12	09/30/2016	—	—	—	—
	09/19/2010	60,000	3.70	09/30/2017	—	—	—	—
	10/31/2010	150,000	3.92	10/31/2017	—	—	—	—
	12/12/2011	75,000	7.73	12/12/2018	—	—	—	—
	09/10/2012	—	—	—	20,000	314,600	—	—
	12/12/2011	—	—	—	—	—	35,000	550,550
Mr. Roemer	01/13/2009	150,000	2.35	01/12/2016	—	—	—	—
	09/30/2009	30,000	5.12	09/30/2016	—	—	—	—
	09/30/2010	60,000	3.70	09/30/2017	—	—	—	—
	12/12/2011	75,000	7.73	12/12/2018	—	—	—	—
	09/10/2012	—	—	—	20,000	314,600	—	—
	12/12/2011	—	—	—	—	—	35,000	550,550
Mr. Aviles	07/05/2009	50,000	4.80	07/05/2016	—	—	—	—
	09/30/2009	10,000	5.12	09/30/2016	—	—	—	—
	09/30/2010	60,000	3.70	09/30/2017	—	—	—	—
	10/31/2010	50,000	3.92	10/31/2017	—	—	—	—
	12/12/2011	75,000	7.73	12/12/2018	—	—	—	—
	09/10/2012	—	—	—	20,000	314,600	—	—
	12/12/2011	—	—	—	—	—	35,000	550,550
Mr. Smith(5)	10/03/2011	250,000	3.88	10/03/2018	—	—	—	—
	09/10/2012	—	—	—	20,000	314,600	—	—

(1)
All options are exercisable immediately but are initially unvested and will vest over a four year period and vest 25% after one year, and continue to vest in equal quarterly installments during each of the following three years.

(2)	The option exercise price is equal to the closing share price of the Company’s stock on the day of grant.

(3)
Represents restricted stock units granted September 10, 2012. The price is equal to the fair market value of the closing price of the Company's common stock on the last day of the fiscal year ($15.73) multiplied by the number of shares.

(4)
Represents shares granted pursuant to the Company’s Long Term Incentive Program based upon 100% achievement of performance metrics. For more information, please see discussion of the Long Term Incentive Program above in the “Compensation Discussion and Analysis”.

(5)
Effective October 8, 2012, Mr. Smith resigned as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary and ceased to be an executive officer of the Company. Mr. Smith is currently employed, on a full-time basis, with the Company as its Legal Strategic Advisor-M&A, IP, and Compliance and reports to the Chief Executive Officer.

Option Exercises in Our Fiscal Year Ended September 30, 2012

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mr. Ramsey	150,000	1,175,283
Mr. Chibib	150,000	1,877,490
Mr. Roemer	50,000	682,642
Mr. Aviles	100,000	880,390
Mr. Smith (1)	—	—

(1)
Effective October 8, 2012, Mr. Smith resigned as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary and ceased to be an executive officer of the Company. Mr. Smith is currently employed, on a full-time basis, with the Company as its Legal Strategic Advisor-M&A, IP, and Compliance and reports to the Chief Executive Officer.

Pension Benefits in Our Fiscal Year Ended September 30, 2012
The Company does not maintain a tax-qualified defined benefit retirement plan.
Nonqualified Deferred Compensation in Fiscal Year 2012
The Company does not maintain any non-qualified supplemental retirement plans or deferred compensation plans for our executive officers.
Director Compensation and Indemnification
We maintain a plan to compensate the members of our Board of Directors for their services as directors, including serving on committees of our Board of Directors. Beginning in fiscal year 2012, after consultation with Radford, the structure of our board compensation was amended and now only includes an annual retainer for board membership and an annual retainer for committee membership, in lieu of meeting fees as in years past. Due to the change in how director’s fees were paid in fiscal year 2012, one additional quarter was paid to our non-employee directors during fiscal year 2012. Each of our non-employee directors receives $55,000 per year, except for the Chairman of our Board of Directors, who receives $110,000 per year. In addition, each director receives a retainer for serving on the committees of our Board of Directors:
Audit Committee. The members of the Audit Committee each receive an additional $20,000 per year for serving on the Audit Committee, except for the Chairman of the Audit Committee, who receives $30,000 per year for serving on the Audit Committee as its chairman.
Nominating and Governance Committee. The members of the Nominating and Governance Committee each receive an additional $12,000 per year for serving on the Nominating and Governance Committee, except for the Chairman of the Nominating and Governance Committee, who receives $17,000 per year for serving on the Nominating and Governance Committee as its chairman.
Compensation Committee. The members of the Compensation Committee each receive an additional $17,000 per year for serving on the Compensation Committee, except for the Chairman of the Compensation Committee, who receives $27,000 per year for serving on the Compensation Committee as its chairman.
Equity Grants. The Compensation Committee engaged Radford in early fiscal 2012 to review the Company’s equity incentive policies, and accordingly, annual stock option grants to non-employee members of the Board of Directors in recognition of fiscal year 2011 were delayed until December 2011. Based on recommendations from Radford, on December 12, 2011, non-employee members of the Board received 20,000 options to purchase common stock.
Further, non-employee director compensation in the form of equity was restructured based on discussions with Radford during fiscal year 2012. The Compensation Committee determined that, going forward, non-employee director equity awards will be in the form of restricted stock and will be made after the Company’s annual shareholder meeting. In February 2012, immediately after our annual shareholder meeting, non-employee members of the Board of Directors received 8,000 shares of restricted stock, which vest January 31, 2013, subject to continued service on the Board of Directors.
Our Articles of Incorporation limit the personal liability of our directors for breaches of fiduciary duties. Our Bylaws require us to indemnify our directors to the fullest extent permitted by Texas law. We have entered into indemnification agreements with our directors and officers. These indemnification agreements are intended to permit indemnification of our directors and officers to the fullest extent now or hereafter permitted by the Texas Business Organizations Code.
DIRECTOR COMPENSATION TABLE FOR OUR
FISCAL YEAR ENDED SEPTEMBER 30, 2012
The following table provides a summary of total compensation paid to the Company’s non-employee directors during the fiscal year ended September 30, 2012.

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards(2)(3) ($)	Option Awards (4)(5)(6)(7) ($)	All Other Compensation ($)	Total ($)
Stephen J. Greathouse(8)	148,650	81,280	78,652	–	$308,582
Neil E. Jenkins	110,600	81,280	78,652	–	$270,532
Michael J. Maples, Sr.	100,150	81,280	78,652	–	$260,082
Justin A. Orlando	91,175	81,280	78,652	–	$251,107
Robert D. Repass	112,650	81,280	78,652	–	$272,582
Timothy S. Stanley	105,600	81,280	78,652	–	$265,532

(1)	Reflects the amount of cash compensation earned by directors, including annual retainers for Board of Directors and committee service.

(2)
Director compensation in the form of equity was restructured based on discussions with Radford during fiscal year 2012. The Compensation Committee determined that, going forward, non-employee director equity awards will be in the form of restricted stock and will be made after the Company’s annual shareholder meeting. In February 2012, immediately after our annual shareholder meeting, non-employee members of the Board received 8,000 shares of restricted stock, which vest January 31, 2013, subject to continued service on the Board.

(3)	Represents the number of shares awarded (8,000) multiplied by the closing price of our stock on the date of grant ($10.16).

(4)
Represents the fair value of stock awards as of the grant date for all stock issued during the fiscal year ended September 30, 2012 in accordance with Accounting Standards Codification (ASC) Topic 718 “Compensation-Stock Comparison”, disregarding any estimate of forfeitures related to serviced-based vesting conditions. The fair value was estimated using the Black-Scholes option pricing model in accordance with ASC Topic 718 “Compensation-Stock Comparison.”

(5)
Note 1, “Summary of Significant Accounting Policies,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 sets forth the relevant assumptions used to determine the valuation of our stock and option awards.

(6)
On December 12, 2011, based on recommendations from Radford, the Compensation Committee approved a grant of an option to purchase 20,000 shares for each non-employee director in recognition for service during fiscal year 2011. For each director the grant date fair value for each stock award granted during fiscal year ended September 30, 2012 (computed in accordance with ASC Topic 718 “Compensation-Stock Comparison”) was as follows: Mr. Greathouse $78,652; Mr. Jenkins $78,652; Mr. Maples $78,652; Mr. Orlando $78,652; Mr. Repass $78,652; and Mr. Stanley $78,652.

(7)
As of September 30, 2012, each of our non-employee directors had the following number of outstanding options: Mr. Greathouse 50,000; Mr. Jenkins 40,000; Mr. Maples 37,500; Mr. Orlando 40,000; Mr. Repass 110,000; and Mr. Stanley 40,000 and each non-employee director had 8,000 shares of restricted stock.

(8)	Mr. Greathouse serves as the Company’s non-executive Chairman of the Board of Directors.

COMPENSATION COMMITTEE REPORT
We, the Compensation Committee of the Board of Directors, have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align the Company’s performance and the interests of its shareholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term. Accordingly, we have recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, and in the proxy statement relating to the Company’s 2013 Annual Meeting of Shareholders.
Submitted by the Compensation Committee of the Board of Directors:
COMPENSATION COMMITTEE
Neil E. Jenkins, Chairman of the Compensation Committee
Stephen J. Greathouse
Timothy S. Stanley

CERTAIN INFORMATION NOT DEEMED INCORPORATED BY REFERENCE
IN ANY SECURITIES AND EXCHANGE COMMISSION FILINGS
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, or the Securities Act, or the 1934 Act that might incorporate all or portions of future filings, including this Proxy Statement, with the SEC, in whole or in part, the Report of the Compensation Committee of our Board of Directors and the Report of the Audit Committee of our Board of Directors shall not be deemed to be incorporated by reference into any such filing or deemed to be “soliciting material” or “filed” with the SEC under the Securities Act or the 1934 Act, or subject to the liabilities of Section 18 of the 1934 Act. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textural references only. The information on these websites shall not be deemed part of this Proxy Statement.
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
Shareholder Proposals for Inclusion in the 2014 Proxy Statement
Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our 2014 Annual Meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than August 20, 2013.
Other Proposals and Shareholder Nominations for Director
Under our Bylaws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to propose an item of business at an annual meeting of shareholders that is not intended to be included in our proxy statement pursuant to Rule 14a-8. These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices at 206 Wild Basin Road South, Austin, Texas 78746, Attention: Corporate Secretary. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.
For the 2014 Annual Meeting, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on October 2, 2013 and not later than the close of business on November 1, 2013 in order to be considered at the annual meeting. If we do not receive notice during that time period, any such defective matters raised at the meeting will be disregarded and the persons named as proxies in the proxy materials relating to the 2014 Annual Meeting will use their discretion in voting the proxies with respect to any such matters. A shareholder’s notice to nominate a director or bring any other business before the 2014 Annual Meeting must set forth certain information specified in our Bylaws.
If the date of the 2014 Annual Meeting of Shareholders is more than 30 days before or more than 70 days after January 30, 2014, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of the date of the meeting is first made by us.
ANNUAL REPORT
A copy of our annual report for our fiscal year ended September 30, 2012 has been mailed with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.
FORM 10-K
We filed an annual report on Form 10-K with the SEC on November 15, 2012, which includes our consolidated financial statements for the fiscal year ended September 30, 2012. Shareholders may obtain a copy at www.proxyvote.com or on our website at www.multimediagames.com in the “Investor Relations” section. Shareholders may obtain a copy of our Form 10-K without charge, by writing to our Corporate Secretary at our principal executive offices, located at 206 Wild Basin Rd South, Building B, Austin, Texas 78746 or calling our Corporate Secretary at (512) 334-7500, or via email at investor.relations@mm-games.com, and a copy will be sent to you without charge.
                            By order of the Board of Directors,
/s/ Patrick J. Ramsey
Patrick J. Ramsey
President and Chief Executive Officer
Austin, Texas
December 12, 2012